Form 10KSB, Exhibit 13
period 2000-12-31
FIRST GEORGIA COMMUNITY CORP
filed 2001-03-30
CIK 1024132

                                                                    EXHIBIT 13.1


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, First Georgia Community Bank at December 31, 2000 and 1999 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in this report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

OVERVIEW

Our 2000 results were highlighted by the reporting of net income of $813,000 in our third full year of operations and completely recouping operating losses incurred through 1999. We once again had significant loan, deposit and accumulated asset growth. This growth should provide a base for continued profitability.

FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

The following is a summary of our balance sheets for the years indicated:

                                                                             December 31,
                                                                     2000                    1999
                                                                        (Dollars in Thousands)

Cash and due from banks                                            $   1,478               $   2,739
Federal funds sold                                                     7,090                   2,390
Securities                                                             8,282                   7,796
Loans, net                                                            63,034                  39,726
Loans held for sale                                                       --                      84
Premises and equipment                                                 2,163                   2,196
Other assets                                                           2,929                   2,403
                                                                   ---------               ---------

                                                                   $  84,976               $  57,334
                                                                   =========               =========

Total deposits                                                     $  69,678               $  48,186
Other borrowings                                                       6,307                   1,765
Other liabilities                                                        902                     286
Stockholders' equity                                                   8,089                   7,097
                                                                   ---------               ---------

                                                                   $  84,976               $  57,334
                                                                   =========               =========

FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

As of December 31, 2000, we had total assets of $85.0 million, an increase of 48% over total assets as of December 31, 1999. Total interest-earning assets were $79.3 million at December 31, 2000 or 93% of total assets as compared to 88% of total assets at December 31, 1999. Our primary interest-earning assets at December 31, 2000 were loans, which made up 81% of total interest-earning assets as compared to 80% at December 31, 1999. Our loan to deposit ratio was 92% at December 31, 2000 as compared to 84% at December 31, 1999. Deposit growth of $21.5 million and increased Federal Home Loan Bank borrowings of $4.5 million have been used primarily to fund loan growth of $23.6 million. The remainder of funds provided by these financing activities, coupled with a decrease in cash reserves of $1.3 million, was invested primarily in federal funds sold.

Our securities portfolio, consisting of U.S. Agency securities and restricted equity securities, amounted to $8.3 million at December 31, 2000. Unrealized losses on securities amounted to $52,000 at December 31, 2000 as compared to $323,000 at December 31, 1999. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 84% of our loan portfolio collateralized by real estate located in our primary market area of Butts County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family residential properties (21%), construction loans to build one to four-family residential properties (26%), and nonresidential properties consisting primarily of small business commercial properties (53%). We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as follows.

              One to four-family residential properties                                                     90%
              Construction loans on one to four-family residential properties                               90%
              Nonresidential property                                                                       85%


The remaining 16% of our loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the local economy.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

LIQUIDITY AND CAPITAL RESOURCES

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity was considered satisfactory.

At December 31, 2000, we had loan commitments outstanding of $11.4 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2000, we had arrangements with three commercial banks for short-term advances of $5,000,000.

At December 31, 2000, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased due to net income in 2000 of $813,000. Our stockholders' equity also increased due to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $179,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to First Georgia Community Corp. will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $397,000 in dividends without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for First Georgia Community Corp. and the Bank as of December 31, 2000 are as follows:

                                                                                       Actual
                                                                  ------------------------------------------------
                                                                                                       Regulatory
                                                                  Consolidated          Bank          Requirements
                                                                  ------------          ----          ------------
     Leverage capital ratio                                           10.29%             9.14%            5.00%
     Risk-based capital ratios:
        Core capital                                                  11.58             10.28             6.00
        Total capital                                                 12.83             11.54            10.00

At December 31, 2000, we had no material commitments for capital expenditures.

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements. Anticipated future earnings will assist us in keeping these ratios at satisfactory levels.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset/liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see "Asset/Liability Management."

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

The following is a summary of our operations for the years indicated.

                                                                   Years Ended December 31,
                                                                   2000                 1999
                                                                     (Dollars in Thousands)

Interest income                                                  $ 6,141               $ 3,614

Interest expense                                                   3,111                 1,669
                                                                 -------               -------

Net interest income                                                3,030                 1,945

Provision for loan losses                                            336                   197

Other income                                                         448                   271

Other expenses                                                     2,091                 1,580
                                                                 -------               -------

Pretax income                                                      1,051                   439

Income taxes                                                         238                    --
                                                                 -------               -------

Net income                                                       $   813               $   439
                                                                 =======               =======

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

Our net yield on average interest-earning assets was 4.78% in 2000 as compared to 4.60% in 1999. Average loans increased by $19.8 million which accounted for the majority of a $21.1 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $20.1 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 9.69% in 2000 from 8.54% in 1999. The rate paid on average interest-bearing liabilities increased to 5.76% in 2000 from 4.93% in 1999.

Provision for Loan Losses

The provision for loan losses was $336,000 in 2000 as compared to $197,000 in 1999. The amounts provided were due primarily to the growth of the portfolio and to our assessment of the inherent risk in the portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. As of December 31, 2000, we had total nonperforming loans and assets of $68,000 as compared to none at December 31,1999. The allowance for loan losses as a percentage of total loans at December 31, 2000 and 1999 was 1.51% and 1.54%, respectively.

Other Income

Other income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $448,000 in 2000 as compared to $271,000 in 1999, an increase of $177,000. The increase is due primarily to a $78,000 increase in service charges on deposit accounts related to our deposit growth and an increase in the recognition of income of $68,000 related to the increase in the cash surrender value of life insurance policies.

Other Expenses

Other expenses were $2,091,000 in 2000 as compared to $1,580,000 in 1999, an increase of $511,000. Salaries and employee benefits increased by $314,000 due to an increase in the number of employees to 21 at December 31, 2000 from 19 at December 31,1999, increased deferred compensation expense of $42,000 and other annual salary increases. Equipment and occupancy expenses increased by $20,000 due primarily to increased equipment depreciation and maintenance costs of $18,000. Other operating expenses increased by $186,000 due primarily to increased data/ATM processing expenses of $45,000, increased legal and professional expenses of $19,000 and other miscellaneous expenses of $115,000 associated with the growth of the Bank.

Income Tax

Income tax expense in 2000 was $238,000 or 23% of pretax income. This is less than the Federal statutory rate of 34% due to the recognition of $84,000 of deferred tax assets previously accorded a valuation allowance. We reported no income tax expense in 1999 due to accumulated deficits incurred through December 31, 1999.

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Specific officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Bank's Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2000, our cumulative one year interest rate-sensitivity gap ratio was 70%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We are currently not within our targeted parameters due primarily to 88% of certificates of deposit repricing within a one year time frame as opposed to 51% of loan and securities repricing within a one year time frame. We have approximately $10.4 million of interest-bearing demand deposits that we consider to be core deposits, and therefore not interest rate sensitive. Adjusting for these deposits, our cumulative one year interest rate-sensitive gap ratio would be 84%. We believe that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity should not be adversely affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2000, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                                              After           After
                                                                              Three            One
                                                                              Months         Year but
                                                               Within          but            Within        After
                                                                Three         Within           Five         Five
                                                                Months       One Year         Years         Years         Total
                                                                                     (Dollars in Thousands)

Interest-earning assets:
     Federal funds sold                                       $   7,090     $       --      $      --     $      --     $   7,090
     Securities                                                     315             --          5,958         2,009         8,282
     Loans                                                       30,465          6,018         26,801           718        64,002
                                                              ---------     ----------      ---------     ---------     ---------

                                                                 37,870          6,018         32,759         2,727        79,374
                                                              ---------     ----------      ---------     ---------     ---------

Interest-bearing liabilities:
     Interest-bearing demand
          deposits                                               18,937             --             --            --        18,937
     Savings                                                        815             --             --            --           815
     Certificates of deposit                                     12,772         25,434          5,301            --        43,507
     Other borrowings                                                 7          4,550          1,750            --         6,307
                                                              ---------     ----------      ---------     ---------     ---------

                                                                 32,531         29,984          7,051            --        69,566
                                                              ---------     ----------      ---------     ---------     ---------

Interest rate sensitivity
     gap                                                      $   5,339     $  (23,966)     $  25,708     $   2,727     $   9,808
                                                              =========     ==========      =========     =========     =========
Cumulative interest rate
     sensitivity gap                                          $   5,339     $  (18,627)     $   7,081     $   9,808
                                                              =========     ==========      =========     =========
Interest rate sensitivity
     gap ratio                                                     1.16            .20           4.65            --
                                                              =========     ==========      =========     =========
Cumulative interest rate
     sensitivity gap ratio                                         1.16            .70           1.10          1.14
                                                              =========     ==========      =========     =========

               SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to:

         - DISTRIBUTION of our assets, liabilities and stockholders' equity, and the interest rates we experience;

         -        OUR investment portfolio;

         - OUR loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans;

         - SUMMARY of our loan loss experience and allowance for loan losses;

         -        TYPES of deposits; and

         -        RETURN on equity and assets.

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

AVERAGE BALANCES

The condensed average balance sheet for the years indicated is presented below.(1)


                                                                       Years Ended December 31,
                                                                    2000                      1999
                                                                        (Dollars in Thousands)
                   ASSETS

Cash and due from banks                                          $    1,735                $    1,852
Taxable securities                                                    8,154                     7,576
Securities valuation account                                           (289)                     (143)
Federal funds sold                                                    3,917                     3,251
Loans (2)                                                            51,280                    31,464
Allowance for loan losses                                              (771)                     (528)
Other assets                                                          4,798                     2,933
                                                                 ----------                ----------
                                                                 $   68,824                $   46,405
                                                                 ==========                ==========

Total interest-earning assets                                    $   63,351                $   42,291
                                                                 ==========                ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
     Noninterest-bearing demand                                  $    6,925                $    5,379
     Interest-bearing demand                                         15,318                    12,691
     Savings                                                            886                       922
     Time                                                            33,287                    19,548
                                                                 ----------                ----------
              Total deposits                                         56,416                    38,540

Other borrowings                                                      4,487                       693
Other liabilities                                                       401                       258
                                                                 ----------                ----------
              Total liabilities                                      61,304                    39,491
                                                                 ----------                ----------
Stockholders' equity                                                  7,520                     6,914
                                                                 ----------                ----------
                                                                 $   68,824                $   46,405
                                                                 ==========                ==========

     Total interest-bearing liabilities                          $   53,978                $   33,854
                                                                 ==========                ==========

         (1) For each category, average balances were determined using the daily average balances during the year.

         (2) Nonaccrual loans included in average loans for 2000 was $20,000. There were no nonaccrual loans included in average loans on 1999.

INTEREST INCOME AND INTEREST EXPENSE

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                                  Years Ended December 31,
                                                             2000                          1999
                                                                     Average                        Average
                                                   Interest           Rate        Interest            Rate
                                                                     (Dollars in Thousands)

INTEREST INCOME:
     Interest and fees on loans (1)                $  5,408           10.55%      $  3,015            9.58%
     Interest on taxable securities                     480            5.89            436            5.76
     Interest on Federal funds sold                     253            6.45            163            5.03
                                                   --------                       --------
     Total interest income                            6,141            9.69          3,614            8.54
                                                   --------                       --------

INTEREST EXPENSE:
     Interest on interest-bearing
       demand deposits                                  720            4.70            535            4.21
     Interest on savings deposits                        24            2.74             24            2.70
     Interest on time deposits                        2,086            6.27          1,066            5.45
     Interest on other borrowings                       281            6.27             44            6.32
                                                   --------                       --------
     Total interest expense                           3,111            5.76          1,669            4.93
                                                   --------                       --------

NET INTEREST INCOME                                $  3,030                       $  1,945
                                                   ========                       ========

     Net interest spread                                               3.93%                          3.61%
                                                                     ======                         ======
     Net yield on average interest-earning assets                      4.78%                          4.60%
                                                                     ======                         ======

(1) Interest and fees on loans includes $460,000 and $310,000 of loan fee income for the years ended December 31, 2000 and 1999, respectively. There was no interest income recognized on nonaccrual loans during 2000 or 1999.

RATE AND VOLUME ANALYSIS

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                                           Years Ended December 31,
                                                                               2000 vs. 1999
                                                                               Changes Due To:

                                                                     Rate          Volume           Net
                                                                           (Dollars in Thousands)
Increase (decrease) in:
     Income from interest-earning assets:
     Interest and fees on loans                                     $   330       $   2,063       $  2,393
     Interest on taxable securities                                      10              34             44
     Interest on Federal funds sold                                      52              38             90
                                                                    -------       ---------       --------
              Total interest income                                     392           2,135          2,527
                                                                    -------       ---------       --------

     Expense from interest-bearing liabilities:
     Interest on interest-bearing
              demand deposits                                            66             119            185
     Interest on savings deposits                                         1              (1)            --
     Interest on time deposits                                          179             841          1,020
     Interest on other borrowings                                        (1)            238            237
                                                                    -------       ---------       --------
              Total interest expense                                    245           1,197          1,442
                                                                    -------       ---------       --------

              Net interest income                                   $   147       $     938       $  1,085
                                                                    =======       =========       ========

                              INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                                           December 31,
                                                                   2000                     1999
                                                                       (Dollars in Thousands)

U.S. Government agencies                                         $  7,449                  $  7,687
Municipal securities                                                  518                        --
Restricted equity securities                                          315                       109
                                                                 --------                  --------
                                                                 $  8,282                  $  7,796
                                                                 ========                  ========

MATURITIES

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

                                                                             After one                       After five
                                         One year or less               through five years               through ten years
                                      Amount       Yield (1)           Amount       Yield (1)           Amount       Yield (1)
U.S. Government agencies             $     --          -%            $    5,957        5.80%          $    1,492        6.33%
Municipals                                 --          --                    --          --                   --          --
                                     --------                        ----------                       ----------
                                     $     --          --            $    5,957        5.80           $    1,492        6.33
                                     ========                        ==========                       ==========


                                              After ten years                       Total
                                          Amount          Yield (1)         Amount         Yield (1)
U.S. Government agencies                $      --              --%         $  7,449            5.91%
Municipals                                    518            5.05               518            5.05
                                        ---------                          --------
                                        $     518            5.05          $  7,967            5.52
                                        =========                          ========

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                                             December 31,
                                                                    2000                      1999
                                                                       (Dollars in Thousands)

Commercial                                                       $    5,983                $    3,866
Real estate-construction                                             14,022                    16,555
Real estate-mortgage                                                 39,959                    17,211
Consumer installment loans and other                                  4,038                     2,714
                                                                 ----------                ----------
                                                                     64,002                    40,346
Less allowance for loan losses                                         (968)                     (620)
                                                                 ----------                ----------
              Net loans                                          $   63,034                $   39,726
                                                                 ==========                ==========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Total loans as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.


                                                                     (Dollars in Thousands)

Commercial
     One year or less                                                      $     382
     After one through five years                                              4,974
     After five years                                                            627
                                                                           ---------
                                                                               5,983
                                                                           ---------

Construction
     One year or less                                                      $  12,503
     After one through five years                                              1,519
     After five years                                                             --
                                                                           ---------
                                                                              14,022
                                                                           ---------

Other
     One year or less                                                      $  22,697
     After one through five years                                             19,571
     After five years                                                          1,729
                                                                           ---------
                                                                              43,997
                                                                           ---------


                                                                           $  64,002
                                                                           =========

The following table summarizes loans at December 31, 2000 with the due dates after one year that have predetermined and floating or adjustable interest rates.


                                                                                       (Dollars in Thousands)

          Predetermined interest rates                                                        $  26,046
          Floating or adjustable interest rates                                                   2,374
                                                                                              ---------
                                                                                              $  28,420
                                                                                              =========

RISK ELEMENTS

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2000 and 1999 is as follows:

                                                                                          December 31,
                                                                                     2000               1999
                                                                                     ----               ----
                                                                                      (Dollars in Thousands)

Nonaccrual loans                                                                     $ 12               $  0
Loans contractually past due ninety
     days or more as to interest or
     principal payments and still accruing                                              0                  0
Restructured loans                                                                      0                  0
Loans, now current about which there are
     serious doubts as to the ability of the
     borrower to comply with loan repayment terms                                       0                  0
Interest income that would have been recorded
     on nonaccrual and restructured loans under
     original terms                                                                     2                  0
Interest income that was recorded on
     nonaccrual and restructured loans                                                  0                  0

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. This status is accorded interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                         SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off; recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

                                                                                  Years Ended December 31,
                                                                              2000                       1999
                                                                                  (Dollars in Thousands)

Average amount of loans outstanding                                        $   51,280                 $   31,464
                                                                           ==========                 ==========

Balance of allowance for loan losses
     at beginning of year                                                  $      620                 $      434
                                                                           ----------                 ----------

Loans charged off
     Commercial                                                                    --                         --
     Real estate mortgage                                                          --                         --
     Installment                                                                    1                         13
                                                                           ----------                 ----------
                                                                                    1                         13
                                                                           ----------                 ----------

Loans recovered
     Commercial                                                                    --                         --
     Real estate mortgage                                                          --                         --
     Installment                                                                   13                          2
                                                                           ----------                 ----------
                                                                                   13                          2
                                                                           ----------                 ----------

Net charge-offs (recoveries)                                                      (12)                        11
                                                                           ----------                 ----------

Additions to allowance charged to operating
     expense during year                                                          336                        197
                                                                           ----------                 ----------

Balance of allowance for loan losses
     at end of year                                                        $      968                 $      620
                                                                           ==========                 ==========

Ratio of net loans charged off (recovered)
during the year to average loans outstanding                                     (.02)%                     0.03%
                                                                           ==========                 ==========

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower's ability to pay and the underlying collateral value of the loans.

As of December 31, 2000 and 1999, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                        December 31, 2000                      December 31, 1999
                                                                Percent of loans in                 Percent of loans in
                                                                   each category                       each category
                                                  Amount           to total loans       Amount         to total loans
                                                                         (Dollars in Thousands)

Commercial                                        $  194                  10%          $  124                 9%
Real estate - construction                           145                  22               93                41
Real estate - mortgage                               532                  62              341                43
Consumer installment
     loans and other                                  97                   6               62                 7
                                                  ------              ------           ------             -----
                                                  $  968                 100%          $  620               100%
                                                  ======              ======           ======             =====

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. (1)

                                                                      Years Ended December 31,
                                                              2000                              1999
                                                    Amount            Percent         Amount            Percent
                                                                       (Dollars in Thousands)

Noninterest-bearing demand deposits               $   6,925              --%         $   5,379              --%
Interest-bearing demand deposits                     15,318            4.70             12,691            4.21
Savings deposits                                        886            2.74                922            2.70
Time deposits                                        33,287            6.27             19,548            5.45
                                                  ---------                          ---------
                                                  $  56,416                          $  38,540
                                                  =========                          =========

(1)       Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2000 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                                               (Dollars in Thousands)


     Three months or less                                                             $  4,947
     Over three months through six months                                                4,455
     Over six through twelve months                                                      4,554
     Over twelve months                                                                  1,033
                                                                                      --------
              Total                                                                   $ 14,989
                                                                                      ========


                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the year indicated is presented below.

                                                                     Years Ended December 31,
                                                                    2000                 1999

     Return on assets (1)                                            1.18%                0.95%
     Return on equity (2)                                           10.81                 6.35
     Dividend payout ratio (3)                                         --                   --
     Equity to assets ratio (4)                                     10.93                14.90

(1)      Net income divided by average total assets.

(2)      Net income divided by average equity.

(3) Dividends declared per share of common stock divided by net income per share.

(4)      Average equity divided by average total assets.