Form 10KSB, Exhibit 13
period 2000-12-31
FIRST GEORGIA COMMUNITY CORP
filed 2001-03-30
CIK 1024132

                                                                    EXHIBIT 13.2

                        CONSOLIDATED FINANCIAL STATEMENTS

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2000

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2000

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----
INDEPENDENT AUDITOR'S REPORT..........................................................................................     1

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS......................................................................................     2
     CONSOLIDATED STATEMENTS OF INCOME................................................................................     3
     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME..................................................................     4
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY .................................................................     5
     CONSOLIDATED STATEMENTS OF CASH FLOWS............................................................................     6
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......................................................................  7-22

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
FIRST GEORGIA COMMUNITY CORP. AND SUBSIDIARY
JACKSON, GEORGIA

         We have audited the accompanying consolidated balance sheets of FIRST GEORGIA COMMUNITY CORP. AND SUBSIDIARY as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Georgia Community Corp. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                             /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 8, 2001

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     ASSETS                                         2000                  1999
                                                                                -----------           -----------
Cash and due from banks                                                         $ 1,477,616           $ 2,738,965
Federal funds sold                                                                7,090,000             2,390,000
Securities available-for-sale                                                     8,281,507             7,795,960
Loans held for sale                                                                    --                  83,889

Loans                                                                            64,001,632            40,345,577
Less allowance for loan losses                                                      967,248               619,812
                                                                                -----------           -----------
          Loans, net                                                             63,034,384            39,725,765

Premises and equipment                                                            2,162,577             2,196,384
Other assets                                                                      2,929,446             2,402,880
                                                                                -----------           -----------

          TOTAL ASSETS                                                          $84,975,530           $57,333,843
                                                                                ===========           ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing                                                         $ 6,418,446           $ 5,820,590
    Interest-bearing                                                             63,259,306            42,365,431
                                                                                -----------           -----------
           Total deposits                                                        69,677,752            48,186,021
    Other borrowings                                                              6,306,858             1,764,714
    Other liabilities                                                               902,341               286,373
                                                                                -----------           -----------
          TOTAL LIABILITIES                                                      76,886,951            50,237,108
                                                                                -----------           -----------

Commitments and contingencies

Stockholders' equity
    Common stock, par value $5; 10,000,000
        shares authorized; 758,458 issued and outstanding                         3,792,290             3,792,290
    Capital surplus                                                               3,754,816             3,754,816
    Retained earnings (deficit)                                                     576,122              (236,911)
    Accumulated other comprehensive loss                                            (34,649)             (213,460)
                                                                                -----------           -----------

          TOTAL STOCKHOLDERS' EQUITY                                              8,088,579             7,096,735
                                                                                -----------           -----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $84,975,530           $57,333,843
                                                                                ===========           ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                   2000                1999
                                                                                ----------          ----------
INTEREST INCOME
    Loans                                                                       $5,408,396          $3,014,506
    Taxable securities                                                             479,941             435,748
    Federal funds sold                                                             252,433             163,352
                                                                                ----------          ----------
          TOTAL INTEREST INCOME                                                  6,140,770           3,613,606
                                                                                ----------          ----------

INTEREST EXPENSE
    Deposits                                                                     2,829,612           1,625,486
    Other borrowings                                                               281,360              43,764
                                                                                ----------          ----------
          TOTAL INTEREST EXPENSE                                                 3,110,972           1,669,250
                                                                                ----------          ----------

          NET INTEREST INCOME                                                    3,029,798           1,944,356
PROVISION FOR LOAN LOSSES                                                          336,000             196,500
                                                                                ----------          ----------
          NET INTEREST INCOME AFTER PROVISION
              FOR LOAN LOSSES                                                    2,693,798           1,747,856
                                                                                ----------          ----------

OTHER INCOME
    Service charges on deposit accounts                                            250,409             172,359
    Other operating income                                                         197,949              98,576
                                                                                ----------          ----------
          TOTAL OTHER INCOME                                                       448,358             270,935
                                                                                ----------          ----------

OTHER EXPENSES
    Salaries and employee benefits                                               1,069,634             755,982
    Equipment and occupancy expenses                                               248,352             228,226
    Other operating expenses                                                       773,589             595,766
                                                                                ----------          ----------
          TOTAL OTHER EXPENSES                                                   2,091,575           1,579,974
                                                                                ----------          ----------

          INCOME BEFORE INCOME TAXES                                             1,050,581             438,817

INCOME TAX EXPENSE                                                                 237,548                --
                                                                                ----------          ----------

                    NET INCOME                                                  $  813,033          $  438,817
                                                                                ==========          ==========

BASIC AND DILUTED EARNINGS PER SHARE                                            $     1.07          $     0.58
                                                                                ==========          ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                  2000               1999
                                                                                --------          ---------
NET INCOME                                                                      $813,033          $ 438,817

OTHER COMPREHENSIVE INCOME (LOSS):
        Unrealized holding gains (losses) on securities
            available-for-sale arising during period net of tax
            (benefit) of $92,114 and $(109,964), respectively                    178,811           (211,884)
                                                                                --------          ---------

COMPREHENSIVE INCOME                                                            $991,844          $ 226,933
                                                                                ========          =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                                     ACCUMULATED
                                               COMMON STOCK                            RETAINED         OTHER          TOTAL
                                         -----------------------        CAPITAL        EARNINGS     COMPREHENSIVE   STOCKHOLDERS'
                                         SHARES        PAR VALUE        SURPLUS       (DEFICIT)          LOSS          EQUITY
                                         -------      ----------      ----------      ---------     -------------   -------------

BALANCE, DECEMBER 31, 1998               758,458      $3,792,290      $3,754,816      $(675,728)      $  (1,576)      $6,869,802
    Net income                              --              --              --          438,817            --            438,817
    Other comprehensive loss                --              --              --             --          (211,884)        (211,884)
                                         -------      ----------      ----------      ---------       ---------       ----------
BALANCE, DECEMBER 31, 1999               758,458       3,792,290       3,754,816       (236,911)       (213,460)       7,096,735
    Net income                              --              --              --          813,033            --            813,033
    Other comprehensive income              --              --              --             --           178,811          178,811
                                         -------      ----------      ----------      ---------       ---------       ----------
BALANCE, DECEMBER 31, 2000               758,458      $3,792,290      $3,754,816      $ 576,122       $ (34,649)      $8,088,579
                                         =======      ==========      ==========      =========       =========       ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                    2000                   1999
                                                                                ------------           ------------
OPERATING ACTIVITIES
    Net income                                                                  $    813,033           $    438,817
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                                 137,236                125,415
        Net decrease in loans held for sale                                           83,889                167,716
        Provision for loan losses                                                    336,000                196,500
        Deferred income taxes                                                       (220,355)              (144,417)
        Deferred compensation                                                         53,808                 11,210
        Increase in interest receivable                                             (251,920)              (113,447)
        Increase in interest payable                                                 189,013                100,253
        Other operating activities                                                   282,664                 28,066
                                                                                ------------           ------------

              Net cash provided by operating activities                            1,423,368                810,113
                                                                                ------------           ------------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                                      (723,180)            (3,060,200)
    Proceeds from maturities of securities available-for-sale                        508,558                507,420
    Net (increase) decrease in Federal funds sold                                 (4,700,000)             1,020,000
    Net increase in loans                                                        (23,700,541)           (16,041,531)
    Purchases of premises and equipment                                             (103,429)               (79,597)
    Purchase of life insurance policies                                                 --               (1,699,800)
                                                                                ------------           ------------

            Net cash used in investing activities                                (28,718,592)           (19,353,708)
                                                                                ------------           ------------

FINANCING ACTIVITIES
    Net increase in deposits                                                      21,491,731             18,864,118
    Repayment of other borrowings                                                     (7,856)                (7,527)
    Proceeds from other borrowings                                                 4,550,000              1,750,000
                                                                                ------------           ------------

            Net cash provided by financing activities                             26,033,875             20,606,591
                                                                                ------------           ------------

Net increase (decrease) in cash and due from banks                                (1,261,349)             2,062,996

Cash and due from banks at beginning  of year                                      2,738,965                675,969
                                                                                ------------           ------------

Cash and due from banks at end of year                                          $  1,477,616           $  2,738,965
                                                                                ============           ============

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

                  First Georgia Community Corp. (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Georgia Community Bank (the Bank). The Bank is a commercial bank located in Jackson, Butts County, Georgia. The Bank provides a full range of banking services in its primary market area of Butts County and the surrounding counties.

         BASIS OF PRESENTATION

                  The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

         CASH, DUE FROM BANKS AND CASH FLOWS

                  For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, and deposits are reported net

                  The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

         SECURITIES

                  Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

                  Interest and dividends, amortization of premiums and accretion of discounts are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

         LOANS HELD FOR SALE

                  Loans held for sale consist of mortgage loans and are reported at the lower of aggregate cost or fair value. These loans are sold to investors who purchase the loans with "locked in" interest rates agreed to by the investors and the Company prior to funding, thereby reducing the Company's exposure to interest rate risk.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         LOANS

                  Loans are reported at their outstanding unpaid principal balances less deferred loan fees and the allowance for loan losses. Interest income on loans is accrued on the unpaid balance.

                  Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans.

                  The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

                  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

                  The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

                  A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

         PREMISES AND EQUIPMENT

                  Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. OTHER REAL ESTATE OWNED

                  Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2000 and 1999 was $55,922 and $ - , respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         TRANSFERS OF FINANCIAL ASSETS

                  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         INCOME TAXES

                  Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         STOCK COMPENSATION PLANS

                  Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25.

         EARNINGS PER SHARE

                  Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

         COMPREHENSIVE INCOME

                  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         RECENT DEVELOPMENTS

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

         RECLASSIFICATIONS

                  Certain expenses on the consolidated statement of income for the year ended December 31, 1999 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2000.

NOTE 2.  SECURITIES

                  The amortized cost and fair value of securities are summarized as follows:

                                                                                     GROSS           GROSS
                                                                  AMORTIZED       UNREALIZED       UNREALIZED           FAIR
                                                                     COST            GAINS           LOSSES            VALUE
                                                                  ----------      ----------       ----------        ----------
SECURITIES AVAILABLE-FOR-SALE
   DECEMBER 31, 2000:
   U. S. GOVERNMENT AND AGENCY SECURITIES                         $7,501,675        $    --         $ (52,499)       $7,449,176
   STATE AND MUNICIPAL SECURITIES                                    517,331             --                --           517,331
   RESTRICTED EQUITY SECURITIES                                      315,000             --                --           315,000
                                                                  ----------        -------         ---------        ----------
                                                                  $8,334,006        $    --         $ (52,499)       $8,281,507
                                                                  ==========        =======         =========        ==========

Securities Available-for-Sale December 31, 1999:
   U. S. Government and agency securities                         $8,010,184        $    --         $(323,424)       $7,686,760
   Restricted equity securities                                      109,200             --                --           109,200
                                                                  ----------        -------         ---------        ----------
                                                                  $8,119,384        $    --         $(323,424)       $7,795,960
                                                                  ==========        =======         =========        ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Securities with a carrying value of $5,033,000 and $3,581,000 at December 31, 2000 and 1999 were pledged to secure public deposits and for other purposes required or permitted by law.

                  The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below.

                                                                                 SECURITIES AVAILABLE-FOR-SALE
                                                                                --------------------------------
                                                                                 AMORTIZED              FAIR
                                                                                   COST                 VALUE
                                                                                -----------          -----------
                  Due from one to five years                                    $ 6,001,675          $ 5,957,390
                  Due from five to ten years                                      1,500,000            1,491,786
                  Due after ten years                                               517,331              517,331
                                                                                -----------          -----------
                                                                                $ 8,019,006          $ 7,966,507
                                                                                ===========          ===========

NOTE 3.   LOANS

                  The composition of loans is summarized as follows:

                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                   2000                  1999
                                                                                -----------          -----------
                  Commercial, financial, and agricultural                       $ 5,983,000          $ 3,866,000
                  Real estate - construction                                     14,022,000           16,555,000
                  Real estate - mortgage                                         40,077,000           17,285,000
                  Consumer instalment and other                                   4,037,561            2,714,184
                                                                                -----------          -----------
                                                                                                      40,420,184
                  Deferred loan fees                                               (117,929)             (74,607)
                  Allowance for loan losses                                        (967,248)            (619,812)
                                                                                -----------          -----------
                  Loans, net                                                    $63,034,384          $39,725,765
                                                                                ===========          ===========

                  Changes in the allowance for loan losses are as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                   2000                  1999
                                                                                -----------          -----------
                  BALANCE, BEGINNING OF YEAR                                    $   619,812          $   433,882
                     Provision for loan losses                                      336,000              196,500
                     Loans charged off                                               (1,697)             (12,639)
                     Recoveries of loans previously charged off                      13,133                2,069
                                                                                -----------          -----------
                  BALANCE, END OF YEAR                                          $   967,248          $   619,812
                                                                                ===========          ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.           LOANS (CONTINUED)

                  The total recorded investment in impaired loans was $12,107 and $-- at December 31, 2000 and 1999, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2000 and 1999. The average recorded investment in impaired loans for 2000 and 1999 was $20,390 and $--, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2000 and 1999.

                  In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:

                      BALANCE, BEGINNING OF YEAR                  $      4,616,548
                         Advances                                        5,897,859
                         Repayments                                     (5,408,907)
                                                                  ----------------
                      BALANCE, END OF YEAR                        $      5,105,500
                                                                  ================

NOTE 4.           PREMISES AND EQUIPMENT

                  Premises and equipment are summarized as follows:

                                                                             DECEMBER 31,
                                                                --------------------------------------
                                                                    2000                        1999
                                                                -----------                -----------
         Land                                                   $   405,265                $   405,265
         Buildings                                                1,469,033                  1,469,033
         Equipment                                                  685,783                    582,354
                                                                -----------                -----------
                                                                  2,560,081                  2,456,652
         Accumulated depreciation                                  (397,504)                  (260,268)
                                                                -----------                -----------
                                                                $ 2,162,577                $ 2,196,384
                                                                ===========                ===========

NOTE 5.           DEPOSITS

                  The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $14,988,912 and $7,261,464, respectively. The Company had brokered deposits at December 31, 2000 and 1999 of $2,000,000 and $--, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

                      2001                              $     38,204,309
                      2002                                     3,355,460
                      2003                                       750,250
                      2004                                       794,206
                      2005                                       402,268
                                                        ----------------
                                                        $     43,506,493
                                                        ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.           OTHER BORROWINGS

                  Other borrowings consist of the following:

                                                                                               DECEMBER 31,
                                                                                    -----------------------------------
                                                                                      2000                      1999
                                                                                    ----------               ----------
         Note payable, payable in monthly installments of $701
            including interest at 4.80%, collateralized by
            automobile                                                              $    6,858               $   14,714
         Advance from Federal Home Loan Bank, interest payable
            quarterly at 6.385% until August 13, 2004 when the rate
            may be converted to the three month LIBOR, due August 13,
            2009, collateralized by qualifying first mortgage loans                  1,750,000                1,750,000
         Advance from Federal Home Loan Bank, interest payable
            quarterly at 5.92% until March 17, 2001 when the rate may
            be converted to the three month LIBOR, due March 17,
            2010, collateralized by qualifying first mortgage loans                  2,550,000                       --
         Advance from Federal Home Loan Bank, interest payable
            quarterly at 6.44% until August 25, 2001 when the rate
            may be converted to the three month LIBOR, due August 25,
            2003, collateralized by qualifying first mortgage loans                  2,000,000                       --
                                                                                    ----------               ----------
                                                                                    $6,306,858               $1,764,714
                                                                                    ==========               ==========

         Other borrowings at December 31, 2000 have maturities in future years as follows:

                      Year ending December 31,
                         2000                                                                                $   6,858
                         2003                                                                                 2,000,000
                         2009                                                                                 1,750,000
                         2010                                                                                 2,550,000
                                                                                                             ----------
                                                                                                             $6,306,858
                                                                                                             ==========

NOTE 7.  DEFERRED COMPENSATION PLAN

         The Company has a deferred compensation plan providing for death and retirement benefits for its executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the executive officers. The balance of the policy cash surrender values included in other assets at December 31, 2000 and 1999 is $1,803,794 and $1,717,730, respectively.
         Income recognized on the policies amounted to $86,064 and $17,930 for the years ended December 31, 2000 and 1999, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2000 and 1999 is $65,018 and $11,210, respectively. Expense recognized for deferred compensation amounted to $53,808 and $11,210 for the years ended December 31, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  STOCK OPTIONS

         Through July of 2000, the Company granted options to purchase 41,500 shares of common stock to key employees under an incentive stock option plan. For a period of three years from the date of grant, these options were exercisable for the lesser of the book value of the Company's common stock at the date of exercise or $10. Subsequent to the three year period, the options were exercisable at book value per share. The options could not be exercised until the Bank was cumulatively profitable.

         In 2000, the Company granted 150,000 shares of common stock for issuance to directors with the same exercise price, expiration dates, and exercise restrictions as the key employee stock options.

         In December of 2000, the Company cancelled all employee and director stock options. Therefore, the disclosures of the proforma effect on net income and earnings per share required by SFAS No. 123 are not presented.

         Other pertinent information related to the options is as follows:


                                                                                     YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------------------
                                                                        2000                                   1999
                                                            ------------------------------            -------------------------
                                                                                WEIGHTED-                             WEIGHTED-
                                                                                 AVERAGE                               AVERAGE
                                                                                 EXERCISE                              EXERCISE
                                                              NUMBER               PRICE               NUMBER          PRICE
                                                           ----------            ---------            ---------       ---------
         Under option, beginning of year                      32,500             $ 10.00               32,500           $10.00
            Granted                                          159,000               10.00                   --               --
            Exercised                                             --                  --                   --               --
            Cancelled                                       (191,500)              10.00                   --               --
                                                                                                       ------
         Under option, end of year                                --                  --               32,500            10.00
                                                           ==========                                  ======
         Weighted average remaining contractual life              --                                        9
                                                           ==========                                  ======

         Weighted average fair value of
            options granted during the year                $    4.59                                   $   --
                                                           =========                                   ======

         The fair market value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                          2000
                                                                       -----------
         Dividend yield                                                     0%
         Expected life                                                     10 years
         Expected volatility                                                0%
         Risk-free interest rate                                         6.23%



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.           INCOME TAXES

                  Income tax expense consists of the following:

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                     ---------------------------------
                                                                                         2000                1999
                                                                                     -------------       -------------
                      Current                                                        $     457,903       $     175,781
                      Deferred                                                            (136,722)            (31,517)
                      Change in valuation allowance                                        (83,633)           (144,264)
                                                                                     -------------       -------------
                              Income tax expense                                     $     237,548       $          --
                                                                                     =============       =============

                  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------------------------
                                                                            2000                             1999
                                                                ----------------------------   ---------------------------
                                                                    AMOUNT        PERCENT          Amount         Percent
                                                                -------------   ------------    -------------   ----------
                       Income taxes at statutory rate           $     357,197        34 %       $     149,198         34%
                          Change in valuation allowance               (83,633)       (8)             (144,264)       (33)
                          Other                                       (36,016)       (3)               (4,934)        (1)
                                                                -------------    ------         -------------      -----
                       Income tax expense                       $     237,548        23%        $          --         --%
                                                                =============    =======        =============     ======

                    The components of deferred income taxes are as follows:

                                                                                                     DECEMBER 31,
                                                                                           --------------------------------
                                                                                                 2000               1999
                                                                                           --------------     -------------
                         Deferred tax assets:
                            Loan loss reserves                                             $      299,133     $     163,036
                            Preopening and organization expenses                                   55,175            79,541
                            Securities available-for-sale                                          17,850           109,964
                            Deferred compensation                                                  24,535             3,811
                            Deferred loan fees                                                     42,432            24,511
                                                                                           --------------     -------------
                                                                                                  439,125           380,863

                         Valuation allowance                                                           --           (83,633)
                                                                                           --------------     -------------
                                                                                                  439,125           297,230
                                                                                           --------------     -------------

                         Deferred tax liabilities; depreciation                                    56,503            42,849
                                                                                           --------------     -------------

                         Net deferred tax assets                                           $      382,622     $     254,381
                                                                                           ==============     =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.          EARNINGS PER SHARE

                  Presented below is a summary of the components used to calculate basic and diluted earnings per share.


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                        -----------------------------------
                                                                                              2000               1999
                                                                                        ---------------    ----------------
                  Basic Earnings Per Share:
                     Weighted average common shares outstanding                                 758,458             758,458
                                                                                        ===============    ================

                     Net income                                                         $       813,033    $        438,817
                                                                                        ===============    ================

                     Basic earnings per share                                           $          1.07    $           0.58
                                                                                        ===============    ================

                  Diluted Earnings Per Share:
                     Weighted average common shares outstanding                                 758,458             758,458
                     Net effect of the assumed exercise of stock
                        options based on the treasury stock method
                        using average market prices for the year                                     --                  --
                                                                                        ---------------    ----------------
                     Total weighted average common shares and
                        common stock equivalents outstanding                                    758,458             758,458
                                                                                        ===============    ================

                     Net income                                                         $       813,033    $        438,817
                                                                                        ===============    ================

                     Diluted earnings per share                                         $          1.07    $            .58
                                                                                        ===============    ================


NOTE 11.          COMMITMENTS AND CONTINGENCIES

                  The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

                  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:


                                                                                                   DECEMBER 31,
                                                                                        -------------------------------------
                                                                                                2000                1999
                                                                                        -----------------    ----------------
                        Commitments to extend credit                                    $      11,431,000    $      8,531,000
                        Standby letters of credit                                                 276,000              55,000
                                                                                        -----------------    ----------------
                                                                                        $      11,707,000    $      8,586,000
                                                                                        =================    ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.          COMMITMENTS AND CONTINGENCIES (CONTINUED)

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

                  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

                  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 12.          CONCENTRATIONS OF CREDIT

                  The Company originates primarily commercial, residential, and consumer loans to customers in Butts County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

                  Eighty-four percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

                  The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,625,000.


NOTE 13.          REGULATORY MATTERS

                  The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, dividends of approximately $397,000 could be declared without regulatory approval.

                  The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt correction action provisions are not applicable to bank holding companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.          REGULATORY MATTERS (CONTINUED)

                  Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

                  As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                  The Company and the Bank's actual capital amounts and ratios are presented in the following tables.


                                                                                                             TO BE WELL
                                                                                    FOR CAPITAL           CAPITALIZED UNDER
                                                                                      ADEQUACY            PROMPT CORRECTIVE
                                                              ACTUAL                  PURPOSES            ACTION PROVISIONS
                                                     -------------------------  ---------------------   ----------------------
                                                        AMOUNT        RATIO       AMOUNT      RATIO       AMOUNT       RATIO
                                                     -------------  ----------  -----------   -------   ------------  --------
         DECEMBER 31, 2000:                                                   (DOLLARS IN THOUSANDS)
                                                     -------------------------------------------------------------------------
         TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
            CONSOLIDATED                             $      9,001      12.83%   $    5,614        8%    $       N/A       N/A
            BANK                                     $      8,090      11.54%   $    5,610        8%    $     7,013       10%
         TIER I CAPITAL TO RISK WEIGHTED ASSETS:
            CONSOLIDATED                             $      8,123      11.58%   $    2,807        4%    $       N/A       N/A
            BANK                                     $      7,212      10.28%   $    2,805        4%    $     4,208        6%
         TIER I CAPITAL TO AVERAGE ASSETS:
            CONSOLIDATED                             $      8,123      10.29%   $    3,157        4%    $       N/A       N/A
            BANK                                     $      7,212       9.14%   $    3,156        4%    $     3,944        5%

         DECEMBER 31, 1999:
         Total Capital to Risk Weighted Assets:
            Consolidated                             $      7,899      16.81%   $    3,760        8%    $       N/A       N/A
            Bank                                     $      7,006      14.91%   $    3,760        8%    $     4,699       10%
         Tier I Capital to Risk Weighted Assets:
            Consolidated                             $      7,311      15.56%   $    1,880        4%    $       N/A       N/A
            Bank                                     $      6,418      13.66%   $    1,880        4%    $     2,820        6%
         Tier I Capital to Average Assets:
            Consolidated                             $      7,311      13.68%   $    2,139        4%    $       N/A       N/A
            Bank                                     $      6,418      12.01%   $    2,139        4%    $     2,673        5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.          FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                  CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD:

                  The carrying amounts of cash, due from banks, and Federal funds sold approximate fair values.

                  SECURITIES:

                  Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

                  LOANS AND LOANS HELD FOR SALE:

                  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values. The carrying amount of loans held for sale approximate their fair values.

                  DEPOSITS:

                  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                  OTHER BORROWINGS:

                  The fair values of the Company's other borrowings approximate their fair values.

                  ACCRUED INTEREST:

                  The carrying amounts of accrued interest approximate their fair values.

                  OFF-BALANCE SHEET INSTRUMENTS:

                  Fair values of the Company off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.          FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                  The carrying amounts and estimated fair values of the Company's financial instruments were as follows:



                                                               DECEMBER 31, 2000                       DECEMBER 31, 1999
                                                    -------------------------------------    ----------------------------------
                                                        CARRYING              FAIR              CARRYING             FAIR
                                                         AMOUNT              VALUE               AMOUNT              VALUE
                                                    -----------------   -----------------    ----------------   ---------------
                 FINANCIAL ASSETS:
                    Cash, due from banks,
                       and Federal funds sold       $      8,567,616    $      8,567,616     $     5,128,965    $     5,128,965
                    Securities available-for-sale          8,281,507           8,281,507           7,795,960          7,795,960
                    Loans held for sale                           --                  --              83,889             83,889
                    Loans                                 63,034,384          63,753,897          39,725,765         40,180,134
                    Accrued interest receivable              621,201             621,201             369,281            369,281

                 FINANCIAL LIABILITIES:
                    Deposits                              69,677,752          69,774,759          48,186,021         48,285,066
                    Other borrowings                       6,306,858           6,306,858           1,764,714          1,764,714
                    Accrued interest payable                 370,948             370,948             181,935            181,935


NOTE 15.          SUPPLEMENTAL FINANCIAL DATA

                  Components of other income and expenses in excess of 1% of total revenue are as follows:

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                              2000             1999
                                                                                         --------------    -------------
               Other income:
                  ATM fee income                                                         $       62,928     $     54,366
                  Income from life insurance policies                                            86,064           17,930
               Other expenses:
                  Stationery and office supplies                                                 60,512           66,129
                  Legal and professional                                                         91,507           72,048
                  Data processing                                                               158,238          127,262
                  Advertising                                                                    44,831           47,571
                  ATM processing                                                                 52,820           39,278

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.          PARENT COMPANY FINANCIAL INFORMATION

                  The following information presents the condensed balance sheets, statements of income, and cash flows of First Georgia Community Corp. as of and for the years ended December 31, 2000 and 1999:


                            CONDENSED BALANCE SHEETS

                                                                                                2000              1999
                                                                                           --------------    --------------
                      ASSETS
                        Cash                                                               $     865,943     $      907,469
                        Investment in subsidiary                                               7,177,420          6,204,416
                        Other assets                                                              45,216                 --
                                                                                           -------------     --------------

                            Total assets                                                   $  8,088,579      $    7,111,885
                                                                                           ==============    ==============

                      LIABILITIES, OTHER                                                   $          --     $       15,150

                      STOCKHOLDERS' EQUITY                                                     8,088,579          7,096,735
                                                                                           -------------     --------------

                           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $   8,088,579     $    7,111,885
                                                                                           =============     ==============


                         CONDENSED STATEMENTS OF INCOME

                                                                                                2000              1999
                                                                                           -------------     --------------
                  EXPENSES
                     Salaries and employee benefits                                        $      13,200     $       13,200
                     Other expenses                                                               45,159             31,398
                                                                                           -------------      -------------
                          Total expenses                                                         (58,359)            44,598
                                                                                           -------------      -------------

                          Loss before income tax benefits and equity
                             in undistributed income of subsidiary                               (58,359)           (44,598)

                     Income tax benefits                                                         (77,199)                --
                                                                                           -------------      -------------

                          Income (loss) before equity in undistributed
                             income of subsidiary                                                 18,840            (44,598)

                  EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                   794,193            483,415
                                                                                           -------------      -------------

                          Net income                                                       $     813,033      $     438,817
                                                                                           =============      =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                              2000               1999
                                                                                          -------------     --------------
                      OPERATING ACTIVITIES
                         Net income                                                       $     813,033     $      438,817
                         Adjustments to reconcile net income to net
                            cash used in operating activities:
                            Undistributed income of subsidiary                                 (794,193)          (483,415)
                            Other operating activities                                          (60,366)            15,150
                                                                                          -------------     --------------

                                        Net cash used in operating activities                   (41,526)           (29,448)
                                                                                          -------------     --------------


                      Net decrease in cash                                                      (41,526)           (29,448)

                      Cash at beginning of year                                                 907,469            936,917
                                                                                          -------------     --------------

                      Cash at end of year                                                 $     865,943     $      907,469
                                                                                          =============     ==============