Form 10KSB, Exhibit 13
period 2001-12-31
FIRST GEORGIA COMMUNITY CORP
filed 2002-03-29
CIK 1024132

                                                                    EXHIBIT 13.1

                  Management's Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, First Georgia Community Bank at December 31, 2001 and 2000 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

Overview

Our 2001 results were highlighted by the reporting of net income of $936,000 for an increase of $123,000 over 2000. Despite a downturn in the national and state economy exacerbated by the effects of the September 11, 2001 terrorist attacks, we had significant loan and overall asset growth. This growth should provide a base for continued profitability.

Financial Condition at December 31, 2001 and 2000

The following is a summary of our balance sheets for the years indicated:

                                                   December 31,
                                               2001         2000
                                             (Dollars in Thousands)

Cash and due from banks                      $  2,417      $  1,433
Interest-bearing deposits in banks              1,074            45
Federal funds sold                              3,082         7,090
Securities                                     16,626         8,282
Loans, net                                     86,631        63,034
Loans held for sale                               303            --
Premises and equipment                          2,373         2,163
Other assets                                    3,405         2,929
                                             --------      --------

                                             $115,911      $ 84,976
                                             ========      ========

Total deposits                               $ 92,739      $ 69,678
Other borrowings                               13,300         6,307
Other liabilities                                 787           902
Stockholders' equity                            9,085         8,089
                                             --------      --------

                                             $115,911      $ 84,976
                                             ========      ========

Financial Condition at December 31, 2001 and 2000

As of December 31, 2001, we had total assets of $115.9 million, an increase of 36% over total assets as of December 31, 2000. Total interest-earning assets were $109.1 million at December 31, 2001 or 94% of total assets as compared to 93% of total assets at December 31, 2000. Our primary interest-earning assets at December 31, 2001 were loans, which made up 81% of total interest-earning assets as compared to 81% at December 31, 2000. Our loan to deposit ratio was 95% at December 31, 2001 as compared to 92% at December 31, 2000. Deposit growth of $23.1 million and increased other borrowings of $7.0 million have been used primarily to fund loan growth of $23.9 million. The remainder of funds provided by these financing activities, coupled with a decrease in federal funds sold of $4.0 million, was invested primarily in securities.

Our securities portfolio, consisting of U.S. Agency, mortgage-backed, municipal, and restricted equity securities, amounted to $16.6 million at December 31, 2001. Unrealized losses on securities amounted to $4,000 at December 31, 2001 as compared to $52,000 at December 31, 2000. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 85% of our loan portfolio collateralized by real estate located in our primary market area of Butts County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family residential properties (15%), construction loans to build one to four-family residential properties (27%), and nonresidential properties consisting primarily of small business commercial properties (58%). We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as follows.

         One to four-family residential properties                         90%
         Construction loans on one to four-family residential
          properties                                                       90%
         Nonresidential property                                           85%

The remaining 15% of our loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures as well as having independent loan review. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

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

As our loan demand has continued to increase, we have increased the use of brokered deposits as a funding source. Brokered deposits totaled $18.1 million as of December 31, 2001. These deposits are readily obtainable at rates not significantly different from rates we pay on deposits in our local market.


Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 16% at December 31, 2001 was considered satisfactory.

At December 31, 2001, we had loan commitments outstanding of $9.5 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2001, we had arrangements with three commercial banks for short-term advances of $5,000,000.

At December 31, 2001, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased due to net income in 2001 of $936,000. Our stockholders' equity also increased due to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $32,000 and due to the exercise of stock options in the amount of $28,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to First Georgia Community Corp. will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $485,000 in dividends without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for First Georgia Community Corp. and the Bank as of December 31, 2001 are as follows:

                                                                Actual
                                            --------------------------

                                                                                  Regulatory
                                            Consolidated          Bank           Requirements
                                            ------------          ----           ------------
     Leverage capital ratio                      7.97%             8.37%            5.00%
     Risk-based capital ratios:
        Core capital                             8.99              9.45             6.00
        Total capital                           10.25             10.70            10.00

At December 31, 2001, we had no material commitments for capital expenditures.

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

Effects of Inflation
--------------------

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

Results of Operations For The Years Ended December 31, 2001 and 2000

The following is a summary of our operations for the years indicated.

                                                  Years Ended December 31,
                                                   2001               2000
                                                     (Dollars in Thousands)

Interest income                                  $  8,398          $  6,141

Interest expense                                    4,507             3,111
                                                    -----             -----

Net interest income                                 3,891             3,030

Provision for loan losses                             393               336

Other income                                          559               448

Other expenses                                      2,658             2,091
                                                    -----             -----

Pretax income                                       1,399             1,051

Income taxes                                          463               238
                                                   ------            ------

Net income                                       $    936          $    813
                                                   ======            ======

Net Interest Income
-------------------

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

Our net yield on average interest-earning assets was 3.93% in 2001 as compared to 4.78% in 2000. Average loans increased by $28.9 million, which accounted for the majority of a $35.6 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $32.3 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets decreased to 8.49% in 2001 from 9.69% in 2000. The rate paid on average interest-bearing liabilities decreased to 5.22% in 2001 from 5.76% in 2000. The decrease in net yield is due primarily to decreases in the rates earned on our interest-earning assets, as the prime rate was lowered eleven times in 2001 to 4.75%. As our interest-bearing liabilities mature and reprice, we expect to see our net yield increase.

Provision for Loan Losses
-------------------------

The provision for loan losses was $393,000 in 2001 as compared to $336,000 in 2000. The amounts provided were due primarily to the growth of the portfolio and to our assessment of the inherent risk in the portfolio. Net charge offs for 2001 were $9,000 as compared to net recoveries of $12,000 in 2000. As of December 31, 2001, we had nonperforming loans and assets of $1.3 million as compared to $68,000 at December 31, 2000. The increase is attributable to one borrower. We do not believe the increase in nonperforming loans and assets to be an indication of a negative trend in the credit quality of our loan portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage is determined based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The allowance for loan losses as a percentage of total loans was 1.54% at December 31, 2001 as compared to 1.51% at December 31, 2000.

Other Income
------------

Other income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $559,000 in 2001 as compared to $448,000 in 2000, an increase of $111,000. The increase is due primarily to an $77,000 increase in service charges on deposit accounts related to our deposit growth, an increase in the recognition of income of $6,000 related to the increase in the cash surrender value of life insurance policies, and an $11,000 gain on the sale of other real estate owned.

Other Expenses
--------------

Other expenses were $2,658,000 in 2001 as compared to $2,091,000 in 2000, an increase of $567,000. Salaries and employee benefits increased by $324,000 due to an increase in the number of employees to 31 at December 31, 2001 from 21 at December 31, 2000 and other annual salary increases. Equipment and occupancy expenses increased by $64,000 due primarily to increased equipment depreciation and maintenance costs of $60,000. Other operating expenses increased by $179,000 due primarily to increased data/ATM processing expenses of $30,000, increased legal and professional expenses of $62,000 and other miscellaneous expenses of $87,000 associated with the growth of the Bank.

Income Tax
----------

Income tax expense in 2001 was $463,000 or 33% of pretax income as compared to $238,000 or 23% of pretax income in 2000. Income tax expense in 2000 was less than the federal statutory rate of 34% due to the recognition of $84,000 of deferred tax assets previously accorded a valuation allowance.

Asset/Liability Management
--------------------------

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

At December 31, 2001, our cumulative one-year interest rate-sensitivity gap ratio was 84%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We have approximately $18.3 million of interest-bearing demand deposits that we consider to be core deposits, and therefore not interest rate sensitive. Adjusting for these deposits, our cumulative one year interest rate-sensitive gap ratio would be 112%. We believe that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity should not be adversely affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                    After             After
                                                    Three              One
                                                    Months           Year but
                                     Within          but              Within          After
                                      Three         Within             Five           Five
                                     Months        One Year           Years           Years          Total
                                                            (Dollars in Thousands)
Interest-earning assets:
     Interest-bearing
        deposits in banks             $   578       $     496       $        --     $    --        $   1,074
     Federal funds sold                 3,082              --                --          --            3,082
     Securities                         1,623              --             3,068      11,935           16,626
     Loans                             52,217           4,444            31,288         337           88,286
                                     --------       ---------       -----------     -------        ---------

                                       57,500           4,940            34,356      12,272          109,068
                                     --------       ---------       -----------     -------        ---------
Interest-bearing liabilities:
     Interest-bearing demand
          deposits                     28,481              --                --          --           28,481
     Savings                            1,303              --                --          --            1,303
     Certificates of deposit           18,635          25,395            11,591          --           55,621
     Other borrowings                     500              --             2,000      10,800           13,300
                                     --------       ---------       -----------     -------        ---------

                                       48,919          25,395            13,591      10,800           98,705
                                     --------       ---------       -----------     -------        ---------

Interest rate sensitivity
     gap                             $  8,581       $ (20,455)      $    20,765     $ 1,472        $  10,363
                                     ========       =========       ===========     =======        =========
Cumulative interest rate
     sensitivity gap                 $  8,581       $ (11,874)      $     8,891     $10,363
                                     ========       =========       ===========     =======
Interest rate sensitivity
     gap ratio                           1.18             .19              2.53        1.14
                                     ========       =========       ===========     =======
Cumulative interest rate
     sensitivity gap ratio               1.18             .84              1.10        1.10
                                     ========       =========       ===========     =======

               SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to:

    . Distribution of our assets, liabilities and stockholders' equity, and the interest rates we experience;

    .  Our investment portfolio;

    . Our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans;

    .  Summary of our loan loss experience and allowance for loan losses;

    .  Types of deposits; and

    .  Return on equity and assets.

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances

The condensed average balance sheet for the years indicated is presented below. (1)

                                                             Years Ended December 31,
                                                            2001                 2000
                                                              (Dollars in Thousands)
                   ASSETS

     Cash and due from banks                         $      2,227        $      1,735
     Interest-bearing deposits in banks                       208                   -
     Taxable securities                                    11,960               8,154
     Tax exempt securities                                    563                   -
     Securities valuation account                              63                (289)
     Federal funds sold                                     5,996               3,917
     Loans (2)                                             80,217              51,280
     Allowance for loan losses                             (1,189)               (771)
     Other assets                                           5,385               4,798
                                                     ------------        ------------
                                                     $    105,430        $     68,824
                                                     ============        ============

     Total interest-earning assets                   $     98,944        $     63,351
                                                     ============        ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
          Noninterest-bearing demand                 $      9,781        $      6,925
          Interest-bearing demand                          24,687              15,318
          Savings                                             982                 886
          Time                                             49,894              33,287
                                                     ------------        ------------
                   Total deposits                          85,344              56,416

     Other borrowings                                      10,695               4,487
     Other liabilities                                        821                 401
                                                     ------------          ----------
                   Total liabilities                       96,860              61,304
     Stockholders' equity                                   8,570               7,520
                                                     ------------        ------------
                                                     $    105,430        $     68,824
                                                     ============        ============

          Total interest-bearing liabilities         $     86,258        $     53,978
                                                     ============        ============

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Nonaccrual loans included in average loans for 2001 and 2000 were $239,000 and $20,000, respectively.

Interest Income and Interest Expense

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                                     Years Ended December 31,
                                                                 2001                        2000
                                                                      Average                    Average
                                                        Interest       Rate          Interest     Rate
                                                                       (Dollars in Thousands)
     INTEREST INCOME:
          Interest and fees on loans (1)                $  7,464         9.31%       $  5,408      10.55%
          Interest on deposits in banks                        5         2.19               -          -
          Interest on taxable securities                     634         5.30             480       5.89
          Interest on tax exempt securities                   31         5.57               -          -
          Interest on federal funds sold                     264         4.41             253       6.45
                                                        --------                     --------
          Total interest income                            8,398         8.49           6,141       9.69
                                                        --------                     --------

     INTEREST EXPENSE:
          Interest on interest-bearing
            demand deposits                                1,033         4.19             720       4.70
          Interest on savings deposits                        24         2.40              24       2.74
          Interest on time deposits                        2,826         5.66           2,086       6.27
          Interest on other borrowings                       624         5.83             281       6.27
                                                        --------                     --------
          Total interest expense                           4,507         5.22           3,111       5.76
                                                        --------                     --------

     NET INTEREST INCOME                                $  3,891                     $  3,030
                                                        ========                     ========

          Net interest spread                                            3.26%                      3.93%
                                                                         ====                       ====
          Net yield on average interest-earning assets                   3.93%                      4.78%
                                                                         ====                       ====

(1) Interest and fees on loans includes $663,000 and $460,000 of loan fee income for the years ended December 31, 2001 and 2000, respectively. Interest income recognized on nonaccrual loans during 2001 was $34,000. There was no interest income recognized on nonaccrual loans during 2000.

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

                                                              Years Ended December 31,
                                                                   2001 vs. 2000
                                                                  Changes Due To:

                                                            Rate      Volume          Net
                                                                (Dollars in Thousands)
     Increase (decrease) in:
          Income from interest-earning assets:
          Interest and fees on loans                    $   (699)   $  2,755    $   2,056
          Interest on deposits in banks                        -           5            5
          Interest on taxable securities                     (52)        206          154
          Interest on tax exempt securities                    -          31           31
          Interest on federal funds sold                     (96)        107           11
                                                        ---------   --------    ---------
                   Total interest income                    (847)      3,104        2,257
                                                        ---------   --------    ---------

          Expense from interest-bearing liabilities:
          Interest on interest-bearing
                   demand deposits                           (86)        399          313
          Interest on savings deposits                        (3)          3            -
          Interest on time deposits                         (216)        956          740
          Interest on other borrowings                       (21)        364          343
                                                        ---------   --------    ---------
                   Total interest expense                   (326)      1,722        1,396
                                                        ---------   --------    ---------

                   Net interest income                  $   (521)   $  1,382    $     861
                                                        =========   ========    =========

                              INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                 December 31,
                                           2001               2000
                                            (Dollars in Thousands)

     U.S. Government agencies           $   4,105           $  7,449
     Mortgage-backed securities            10,550                  -
     Municipal securities                   1,331                518
     Restricted equity securities             640                315
                                        ---------           --------
                                        $  16,626           $  8,282
                                        =========           ========

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

                                                              After one                 After five
                                   One year or less       through five years         through ten years
                                  Amount     Yield(1)    Amount      Yield(1)       Amount     Yield(1)
U.S. Government agencies          $     -            -%  $ 2,572         4.86%      $  1,533       5.58%
Mortgage-backed securities              -            -       496         4.47          1,440       5.30
Municipals                              -            -         -            -              -          -
                                  -------                -------                    --------
                                  $     -            -   $ 3,068         4.80       $  2,973       5.44
                                  =======                =======                    ========

                                    After ten years            Total
                                  Amount     Yield(1)    Amount      Yield(1)

U.S. Government agencies          $     -            -%  $ 4,105         5.13%
Mortgage-backed securities          8,614         6.01    10,550         5.84
Municipals                          1,331         4.65     1,331         4.65
                                  -------                -------
                                  $ 9,945         5.82   $15,986         5.56
                                  =======                =======

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

Types of Loans

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                            December 31,
                                                        2001            2000
                                                       (Dollars in Thousands)

      Commercial                                     $    8,940      $    5,983
      Real estate-construction                           20,001          14,022
      Real estate-mortgage                               54,974          39,959
      Consumer installment loans and other                4,068           4,038
                                                     ----------      ----------
                                                         87,983          64,002
      Less allowance for loan losses                     (1,352)           (968)
                                                     ----------      ----------
                    Net loans                        $   86,631      $   63,034
                                                     ==========      ==========

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                                                             (Dollars in Thousands)
      Commercial
           One year or less                                          $    2,388
           After one through five years                                   5,797
           After five years                                                 755
                                                                     ----------
                                                                          8,940
                                                                     ----------

      Construction
           One year or less                                          $   19,075
           After one through five years                                     926
           After five years                                                  --
                                                                     ----------
                                                                         20,001
                                                                     ----------

      Other
           One year or less                                          $   19,647
           After one through five years                                  37,695
           After five years                                               1,700
                                                                     ----------
                                                                         59,042
                                                                     ----------

                                                                     $   87,983
                                                                     ==========

The following table summarizes loans at December 31, 2001 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                                             (Dollars in Thousands)
      Predetermined interest rates                                   $   30,013
      Floating or adjustable interest rates                              16,860
                                                                     ----------
                                                                     $   46,873
                                                                     ==========

Risk Elements

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2001 and 2000 is as follows:

                                                                      December 31,
                                                                  2001            2000
                                                                 (Dollars in Thousands)
      Nonaccrual loans                                         $    1,300      $       12
      Loans contractually past due ninety
           days or more as to interest or principal payments
           and still accruing                                           0               0
      Restructured loans                                                0               0
      Potential problem loans                                          17               0
      Interest income that would have been recorded on
           nonaccrual and restructured loans under original
           terms                                                       15               2
      Interest income that was recorded on nonaccrual and
           restructured loans                                           0               0

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured.

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

                                                      Years Ended December 31,
                                                        2001            2000
                                                       (Dollars in Thousands)

      Average amount of loans outstanding            $   80,217     $   51,280
                                                     ==========     ==========

      Balance of allowance for loan losses
           at beginning of year                      $      968     $      620
                                                     ----------     ----------

      Loans charged off

           Commercial                                        --             --
           Real estate mortgage                              --             --
           Installment                                       16              1
                                                     ----------     ----------
                                                             16              1
                                                     ----------     ----------

      Loans recovered

           Commercial                                        --             --
           Real estate mortgage                              --             --
           Installment                                        7             13
                                                     ----------     ----------
                                                              7             13
                                                     ----------     ----------

      Net charge-offs (recoveries)                            9            (12)
                                                     ----------     ----------

      Additions to allowance charged to operating
           expense during year                              393            336
                                                     ----------     ----------

      Balance of allowance for loan losses
           at end of year                            $    1,352     $      968
                                                     ==========     ==========

      Ratio of net loans charged off (recovered)
      during the year to average loans outstanding          .01%          (.02)%
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

As of December 31, 2001 and 2000, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                    December 31, 2001                      December 31, 2000
                                                        Percent of loans in                     Percent of loans in
                                                            each category                           each category
                                                Amount     to total loans              Amount      to total loans
                                                                     (Dollars in Thousands)
Commercial                                    $   270           10%                   $194              10%
Real estate - construction                        203           23                     145              22
Real estate - mortgage                            744           62                     532              62
Consumer installment
     loans and other                              135            5                      97               6
                                                -----         ----                    ----            ----
                                               $1,352          100%                   $968             100%
                                                =====         ====                    ====            ====

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. (1)

                                                                   Years Ended December 31,
                                                        2001                                    2000
                                                Amount         Percent                 Amount          Percent
                                                                     (Dollars in Thousands)
Noninterest-bearing demand deposits            $9,781              --%                 $  6,925            --%
Interest-bearing demand deposits               24,687            4.19                    15,318          4.70
Savings deposits                                  982            2.40                       886          2.74
Time deposits                                  49,894            5.66                    33,287          6.27
                                               ------                                    ------
                                              $85,344                                   $56,416
                                               ======                                    ======

(1)       Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                                                 (Dollars in Thousands)
     Three months or less                                                               $ 11,452
     Over three months through six months                                                  5,525
     Over six through twelve months                                                        5,630
     Over twelve months                                                                    5,500
                                                                                        --------
              Total                                                                     $ 28,107
                                                                                        ========

                   RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the year indicated is presented below.

                                                                               Years Ended December 31,
                                                                              2001                 2000
     Return on assets (1)                                                      0.89%                1.18%
     Return on equity (2)                                                     10.93                10.81
     Dividend payout ratio (3)                                                    -                    -
     Equity to assets ratio (4)                                                8.13                10.93

(1)    Net income divided by average total assets.
(2)    Net income divided by average equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)    Average equity divided by average total assets.