Form 10KSB, Exhibit 13
period 2001-12-31
FIRST GEORGIA COMMUNITY CORP
filed 2002-03-29
CIK 1024132

                                                                    EXHIBIT 13.2


                         FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 2001

                         FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 2001




                               TABLE OF CONTENTS
                               -----------------

                                                                                 Page
                                                                                 ----
INDEPENDENT AUDITOR'S REPORT ...................................................    1

FINANCIAL STATEMENTS

     Consolidated balance sheets ...............................................    2
     Consolidated statements of income .........................................    3
     Consolidated statements of comprehensive income ...........................    4
     Consolidated statements of stockholders' equity ...........................    5
     Consolidated statements of cash flows .....................................    6
     Notes to consolidated financial statements ................................ 7-22

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Georgia Community Corp.
Jackson, Georgia


       We have audited the accompanying consolidated balance sheets of First Georgia Community Corp. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Georgia Community Corp. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                     /s/ MAULDIN & JENKINS, LLC



Atlanta, Georgia
February 28, 2002

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                      Assets                                      2001               2000
                                      ------                                 --------------     --------------
Cash and due from banks                                                      $    2,417,020     $    1,432,969
Interest-bearing deposits in banks                                                1,074,503             44,647
Federal funds sold                                                                3,082,000          7,090,000
Securities available-for-sale                                                    15,985,819          7,966,507
Restricted equity securities, at cost                                               640,000            315,000
Loans held for sale                                                                 302,543                  -

Loans                                                                            87,983,162         64,001,632
Less allowance for loan losses                                                    1,352,058            967,248
                                                                             --------------     --------------
     Loans, net                                                                  86,631,104         63,034,384

Premises and equipment                                                            2,372,529          2,162,577
Other assets                                                                      3,405,475          2,929,446
                                                                             --------------     --------------

     Total assets                                                            $  115,910,993     $   84,975,530
                                                                             ==============     ==============

                       Liabilities and Stockholders' Equity
                       ------------------------------------

Deposits

 Noninterest-bearing                                                         $    7,334,496     $    6,418,446
 Interest-bearing                                                                85,404,872         63,259,306
                                                                             --------------     --------------
     Total deposits                                                              92,739,368         69,677,752
 Other borrowings                                                                13,300,000          6,306,858
 Other liabilities                                                                  786,695            902,341
                                                                             --------------     --------------
     Total liabilities                                                          106,826,063         76,886,951
                                                                             --------------     --------------

Commitments and contingencies

Stockholders' equity

 Common stock, par value $5; 10,000,000
     shares authorized; 760,708 and 758,458 issued and outstanding                3,803,540          3,792,290
 Capital surplus                                                                  3,771,421          3,754,816
 Retained earnings                                                                1,512,466            576,122
 Accumulated other comprehensive loss                                                (2,497)           (34,649)
                                                                             --------------     --------------

     Total stockholders' equity                                                   9,084,930          8,088,579
                                                                             --------------     --------------

     Total liabilities and stockholders' equity                              $  115,910,993     $   84,975,530
                                                                             ==============     ==============

See Notes to Consolidated Financial Statements.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                     2001              2000
                                                                --------------    --------------
Interest income
  Loans                                                         $    7,464,361    $    5,408,396
  Taxable securities                                                   633,334           479,519
  Nontaxable securities                                                 31,340                 -
  Deposits in banks                                                      4,554               422
  Federal funds sold                                                   264,404           252,433
                                                                --------------    --------------
     Total interest income                                           8,397,993         6,140,770
                                                                --------------    --------------

Interest expense
  Deposits                                                           3,883,368         2,829,612
  Other borrowings                                                     623,527           281,360
                                                                --------------    --------------
     Total interest expense                                          4,506,895         3,110,972
                                                                --------------    --------------

     Net interest income                                             3,891,098         3,029,798
Provision for loan losses                                              393,000           336,000
                                                                --------------    --------------
     Net interest income after provision
         for loan losses                                             3,498,098         2,693,798
                                                                --------------    --------------

Other income
  Service charges on deposit accounts                                  327,416           250,409
  Other operating income                                               231,381           197,949
                                                                --------------    --------------
     Total other income                                                558,797           448,358
                                                                --------------    --------------

Other expenses
  Salaries and employee benefits                                     1,393,449         1,069,634
  Equipment and occupancy expenses                                     311,924           248,352
  Other operating expenses                                             952,485           773,589
                                                                --------------    --------------
     Total other expenses                                            2,657,858         2,091,575
                                                                --------------    --------------

     Income before income taxes                                      1,399,037         1,050,581

Income tax expense                                                     462,693           237,548
                                                                --------------    --------------

           Net income                                           $      936,344    $      813,033
                                                                ==============    ==============

Basic earnings per share                                        $         1.23    $         1.07
                                                                ==============    ==============

Diluted earnings per share                                      $         1.22    $         1.07
                                                                ==============    ==============

See Notes to Consolidated Financial Statements.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                                              2001                   2000
                                                                       ------------------     ------------------
Net income                                                             $         936,344      $         813,033

Other comprehensive income :
        Unrealized holding gains on securities
            available-for-sale arising during period, net of tax
            of $16,320 and $92,114, respectively                                  32,152                178,811
                                                                       ------------------     ------------------

Comprehensive income                                                   $         968,496      $         991,844
                                                                       ==================     ==================

See Notes to Consolidated Financial Statements.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                        Accumulated
                                                                                          Retained        Other           Total
                                                   Common Stock            Capital        Earnings     Comprehensive   Stockholders'
                                            --------------------------
                                              Shares        Par Value      Surplus        (Deficit)     Income (Loss)      Equity
                                            -----------   ------------   ------------    -----------   --------------   ------------
Balance, December 31, 1999                      758,458    $ 3,792,290    $ 3,754,816    $  (236,911)    $  (213,460)    $ 7,096,735
    Net income                                        -              -              -        813,033               -         813,033
    Other comprehensive income                        -              -              -              -         178,811         178,811
                                            -----------    -----------    -----------    -----------     -----------     -----------
Balance, December 31, 2000                      758,458      3,792,290      3,754,816        576,122         (34,649)      8,088,579
    Net income                                        -              -              -        936,344               -         936,344
    Exercise of stock options                     2,250         11,250         16,605              -               -          27,855
    Other comprehensive income                        -              -              -              -          32,152          32,152
                                            -----------    -----------    -----------    -----------     -----------     -----------
Balance, December 31, 2001                      760,708    $ 3,803,540    $ 3,771,421    $ 1,512,466     $    (2,497)    $ 9,084,930
                                            ===========    ===========    ===========    ===========     ===========     ===========

See Notes to Consolidated Financial Statements.

                          FIRST GEORGIA COMMUNITY CORP.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                     2001                     2000
                                                                                 ------------            ------------
OPERATING ACTIVITIES
    Net income                                                                   $    936,344            $    813,033
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                                  159,786                 137,236
        Net increase (decrease) in loans held for sale                               (302,543)                 83,889
        Provision for loan losses                                                     393,000                 336,000
        Deferred income taxes                                                        (199,044)               (220,355)
        Deferred compensation                                                          53,808                  53,808
        Increase in interest receivable                                               (22,155)               (251,920)
        Increase (decrease) in interest payable                                       (25,249)                189,013
        Net other operating activities                                               (165,355)                282,664
                                                                                 ------------            ------------

              Net cash provided by operating activities                               828,592               1,423,368
                                                                                 ------------            ------------

INVESTING ACTIVITIES
    Net increase in interest bearing deposits in banks                             (1,029,856)                (34,335)
    Net (increase) decrease in federal funds sold                                   4,008,000              (4,700,000)
    Purchases of securities available-for-sale                                    (15,138,025)               (517,380)
    Proceeds from maturities of securities available-for-sale                       7,167,185                 508,558
    Purchases of restricted equity securities                                        (325,000)               (205,800)
    Net increase in loans                                                         (23,989,720)            (23,700,541)
    Purchases of premises and equipment                                              (369,738)               (103,429)
    Purchase of life insurance policies                                              (250,000)                      -
                                                                                 ------------            ------------

            Net cash used in investing activities                                 (29,927,154)            (28,752,927)
                                                                                 ------------            ------------

FINANCING ACTIVITIES
    Net increase in deposits                                                       23,061,616              21,491,731
    Repayment of other borrowings                                                      (6,858)                 (7,856)
    Proceeds from other borrowings                                                  7,000,000               4,550,000
    Proceeds from exercise of stock options                                            27,855                       -
                                                                                 ------------            ------------

            Net cash provided by financing activities                              30,082,613              26,033,875
                                                                                 ------------            ------------

Net increase (decrease) in cash and due from banks                                    984,051              (1,295,684)

Cash and due from banks at beginning  of year                                       1,432,969               2,728,653
                                                                                 ------------            ------------

Cash and due from banks at end of year                                           $  2,417,020            $  1,432,969
                                                                                 ============            ============

SUPPLEMENTAL DISCLOSURES Cash paid for:

        Interest                                                                 $  4,532,144            $  2,921,959

        Income taxes                                                             $    927,505            $    144,216

NONCASH TRANSACTION
    Principal balances of loans transferred to other real estate                 $          -            $     55,922

See Notes to Consolidated Financial Statements.

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

            Basis of Presentation

              The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

            Cash, Due From Banks and Cash Flows

              For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold and deposits are reported net.

              The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

            Securities

              Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

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

              The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

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

              A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

            Premises and Equipment

              Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

            Other Real Estate Owned

              Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2001 and 2000 was $0 and $55,922, respectively.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

        The amortized cost and fair value of securities are summarized as follows:

                                                                                  Gross       Gross
                                                                    Amortized   Unrealized  Unrealized      Fair
                                                                      Cost        Gains       Losses        Value
                                                                   -----------  ----------  ----------  ------------
          Securities Available-for-Sale
            December 31, 2001:
            U. S. Government and agency securities                 $ 4,040,730  $   73,696  $   (9,362) $  4,105,064
            State and municipal securities                           1,370,944           -     (39,978)    1,330,966
            Mortgage-backed securities                              10,578,172      22,395     (50,778)   10,549,789
                                                                   -----------  ----------  ----------  ------------
                                                                   $15,989,846  $   96,091  $ (100,118) $ 15,985,819
                                                                   ===========  ==========  ==========  ============

            December 31, 2000:
            U. S. Government and agency securities                 $ 7,501,675  $        -  $  (52,499) $  7,449,176
            State and municipal securities                             517,331           -           -       517,331
                                                                   -----------  ----------  ----------  ------------
                                                                   $ 8,019,006  $        -  $  (52,499) $  7,966,507
                                                                   ===========  ==========  ==========  ============

        Securities with a carrying value of $10,431,000 and $5,033,000 at December 31, 2001 and 2000 were pledged to secure public deposits and for other purposes required or permitted by law.

        The amortized cost and fair value of debt securities as of December 31 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                                   Securities Available-for-Sale
                                                  ------------------------------
                                                    Amortized           Fair
                                                       Cost             Value
                                                  -------------   --------------
          Due from one to five years              $   2,525,616   $   2,571,655
          Due from five to ten years                  1,515,114       1,533,410
          Due after ten years                         1,370,944       1,330,965
          Mortgage-backed securities                 10,578,172      10,549,789
                                                  -------------   -------------
                                                  $  15,989,846   $  15,985,819
                                                  =============   =============

NOTE 3. LOANS

        The composition of loans is summarized as follows:

                                                            December 31,
                                                    ----------------------------
                                                        2001            2000
                                                    -----------     ------------
          Commercial, financial, and agricultural   $ 8,940,000     $ 5,983,000
          Real estate - construction                 20,074,000      14,022,000
          Real estate - mortgage                     55,176,000      40,077,000
          Consumer installment and other              4,072,719       4,037,561
                                                    -----------     -----------
                                                     88,262,719      64,119,561
          Deferred loan fees                           (279,557)       (117,929)
          Allowance for loan losses                  (1,352,058)       (967,248)
                                                    -----------     -----------
          Loans, net                                $86,631,104     $63,034,384
                                                    ===========     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Changes in the allowance for loan losses are as follows:

                                                                      Years Ended December 31,
                                                                     -------------------------
                                                                         2001         2000
                                                                     -----------   ----------
            Balance, beginning of year                               $  967,248    $ 619,812
               Provision for loan losses                                393,000      336,000
               Loans charged off                                        (15,972)      (1,697)
               Recoveries of loans previously charged off                 7,782       13,133
                                                                     ----------    ---------

            Balance, end of year                                     $1,352,058    $ 967,248
                                                                     ==========    =========

          The total recorded investment in impaired loans was $1,317,980 and $12,107 at December 31, 2001 and 2000, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2001 and 2000. The average recorded investment in impaired loans for 2001 and 2000 was $256,610 and $20,390, respectively. Interest income recognized for cash payments received on impaired loans totaled $33,995 and $0 for the years ended December 31, 2001 and 2000, respectively.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2001 are as follows:

            Balance, beginning of year                      $   5,405,500
               Advances                                         5,782,829
               Repayments                                      (4,924,386)
                                                            -------------
            Balance, end of year                            $   6,263,943
                                                            =============


NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                             December 31,
                                                  ------------------------------
                                                       2001             2000
                                                  ------------     -------------

            Land                                  $    493,265     $    405,265
            Buildings                                1,695,566        1,469,033
            Equipment                                  710,431          685,783
                                                  ------------     ------------
                                                     2,899,262        2,560,081
            Accumulated depreciation                  (526,733)        (397,504)
                                                  ------------     ------------
                                                  $  2,372,529     $  2,162,577
                                                  ============     ============

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $28,106,834 and $14,988,912,
         respectively. The Company had brokered deposits at December 31, 2001 and 2000 of $18,109,861 and $2,000,000, respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

                      2002                                      $   44,027,236
                      2003                                           6,669,810
                      2004                                           3,331,989
                      2005                                             508,763
                      2006                                           1,082,473
                                                                ---------------
                                                                $   55,620,271
                                                                ===============

NOTE 6.  OTHER BORROWINGS

         Other borrowings consist of the following:

                                                                                             December 31,
                                                                                  -----------------------------
                                                                                     2001              2000
                                                                                  ------------     ------------
           $3,000,000 line of credit from bank with interest at prime minus
              1.00% (3.75% at December 31, 2001), unpaid principal due in ten installments beginning January 1, 2005, collateralized by
              common stock of the Bank.                                          $     500,000     $          -
           Note payable, payable in monthly installments of $701 including
              interest at 4.80%, collateralized by automobile.                               -            6,858
           Advance from Federal Home Loan Bank, interest payable quarterly at 6.385% until August 13, 2004 when the rate may be converted to the three month LIBOR, due August 13, 2009, collateralized by
              qualifying first mortgage loans.                                       1,750,000        1,750,000
           Advance from Federal Home Loan Bank, interest payable quarterly at 5.92% (rate may be converted to the three month LIBOR), due
              March 17, 2010, collateralized by qualifying first mortgage loans.     2,550,000        2,550,000
           Advance from Federal Home Loan Bank, interest payable quarterly at 6.44% (rate may be converted to the three month LIBOR), due
              August 25, 2003, collateralized by qualifying first mortgage           2,000,000        2,000,000
              loans.
           Advance from Federal Home Loan Bank, interest payable quarterly at 5.02% until January 4, 2002 when the rate may be converted to the three month LIBOR, due January 4, 2011, collateralized by
              qualifying first mortgage loans.                                       3,000,000                -
           Advance from Federal Home Loan Bank, interest payable quarterly at 5.20% until August 8, 2006 when the rate may be converted to the three month LIBOR, due August 8, 2011, collateralized by
              qualifying first mortgage loans.                                       3,500,000                -
                                                                                 -------------    -------------
                                                                                 $  13,300,000     $  6,306,858
                                                                                 =============    =============

         The line of credit has various covenants related to the allowance for loan losses, classified assets, capital ratios, and profitability of the Company. As of December 31, 2001, the Company was in compliance with all covenants.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.  DEFERRED COMPENSATION PLAN

         The Company has a deferred compensation plan providing for death and retirement benefits for its executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the executive officers. The balance of the policy cash surrender values included in other assets at December 31, 2001 and 2000 is $2,145,633 and $1,803,794, respectively.
         Income recognized on the policies amounted to $91,839 and $86,064 for the years ended December 31, 2001 and 2000, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2001 and 2000 is $118,826 and $65,018, respectively. Expense recognized for deferred compensation amounted to $53,808 and $53,808 for the years ended December 31, 2001 and 2000, respectively.

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

         In December of 2000, the Company cancelled all employee and director stock options. Therefore, the disclosures of the proforma effect on net income and earnings per share required by SFAS No. 123 are not presented for December 31, 2000.

         In 2001, the Company adopted a stock incentive plan and reserved 250,000 shares of common stock for issuance pursuant to awards granted under the plan. The plan provides for the granting of stock options, stock appreciation rights, stock awards and other stock incentives. During 2001, stock options were granted to directors and certain key employees.

         Other pertinent information related to the options is as follows:

                                                           Year Ended December 31,
                                               ------------------------------------------------
                                                       2001                    2000
                                               ------------------------  ----------------------
                                                             Weighted-               Weighted-
                                                              Average                 Average
                                                             Exercise                Exercise
                                                Number        Price      Number        Price
                                               --------    ----------  ------------  ----------
         Under option, beginning of year              -    $      -       32,500    $  10.00
            Granted                             191,700       12.38      159,000       10.00
            Exercised                            (2,250)      12.38            -           -
            Cancelled                            (2,250)      12.38     (191,500)      10.00
                                               --------               ----------
         Under option, end of year              187,200       12.38            -           -
                                               ========               ==========
         Weighted average fair value of
            Options granted during the year      $ 5.25               $     4.59
                                               ========               ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Information pertaining to options outstanding at December 31, 2001 is as follows:

                                                 Options Outstanding                  Options Exercisable
                                    --------------------------------------------   ----------------------------
                                                      Weighted-
                                                       Average       Weighted-                       Weighted-
                                                      Remaining       Average                         Average
                 Range of              Number        Contractual      Exercise        Number          Exercise
               Exercise Prices       Outstanding         Life           Price        Exercisable        Price
          ----------------------    -------------    ------------    ----------      ------------    ----------
                $12.38                 187,200        9.5 years       $ 12.38         171,600         $ 12.38
                                     =========                                       ========

         The Company applies Opinion 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock options been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                          Year Ended
                                                         December 31,
                                                              2001
                                                         ------------
            Net income                 As reported       $    936,344
                                       Pro forma         $    368,520

            Earnings per share         As reported       $       1.23
                                       Pro forma         $        .49

            Earnings per share -       As reported       $       1.22
              assuming dilution        Pro forma         $        .48


         The fair market value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                    Year Ended
                                                  December 31,
                                                     2001
                                                  -----------

            Dividend yield                                 0%
            Expected life                            10 years
            Expected volatility                            0%
            Risk-free interest rate                     5.59%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  INCOME TAXES

         Income tax expense consists of the following:

                                                  Years Ended December 31,
                                               -------------------------------
                                                   2001               2000
                                               --------------    -------------
             Current                           $    661,737      $   457,903
             Deferred                              (199,044)        (136,722)
             Change in valuation allowance                -          (83,633)
                                               --------------    -------------
                     Income tax expense        $    462,693      $   237,548
                                               ==============    =============

         The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                           Years Ended December 31,
                                                           --------------------------------------------------------
                                                                      2001                         2000
                                                           --------------------------    --------------------------
                                                             Amount        Percent          Amount        Percent
                                                           ------------   -----------    -------------   ----------
              Income taxes at statutory rate                $  475,670        34 %        $   357,197        34 %
                 Change in valuation allowance                       -         -              (83,633)       (8)
                 Tax free income                               (12,567)       (1)                  -          -
                 Income from life insurance policies           (31,225)       (2)             (29,262)       (3)
                 State income taxes (benefit)                   28,944         2               (7,768)        -
                 Other                                           1,871         -                1,014         -
                                                            ------------   -----------    -------------   ----------
              Income tax expense                            $  462,693        33 %        $   237,548        23 %
                                                            ============   ===========    =============   ==========

           The components of deferred income taxes are as follows:

                                                                          December 31,
                                                                   ---------------------------
                                                                      2001              2000
                                                                   -----------      -----------
                       Deferred tax assets:
                          Loan loss reserves                       $   447,436      $   299,133
                          Preopening and organization expenses          22,069           55,175
                          Securities available-for-sale                  1,530           17,850
                          Deferred compensation                         44,840           24,535
                          Deferred loan fees                           103,639           42,432
                                                                   -----------      -----------
                                                                       619,514          439,125
                                                                   -----------      -----------

                       Deferred tax liabilities; depreciation           54,168           56,503
                                                                   -----------      -----------


                       Net deferred tax assets                     $   565,346      $   382,622
                                                                   ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. EARNINGS PER SHARE

         Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                     Years Ended December 31,
                                                                 -------------------------------
                                                                    2001               2000
                                                                 ------------    ---------------

         Basic Earnings Per Share:
            Weighted average common shares outstanding                   758,875         758,458
                                                                 ===============  ==============


            Net income                                           $       936,344  $      813,033
                                                                 ===============  ==============


            Basic earnings per share                             $          1.23  $         1.07
                                                                 ===============  ==============


         Diluted Earnings Per Share:
            Weighted average common shares outstanding                   758,875         758,458
            Net effect of the assumed exercise of stock
               options based on the treasury stock method
               using average market prices for the year                    7,002               -
                                                                 ---------------  --------------
            Total weighted average common shares and
               common stock equivalents outstanding                      765,877         758,458
                                                                 ===============  ==============


            Net income                                           $       936,344  $      936,344
                                                                 ===============  ==============


            Diluted earnings per share                           $          1.22  $         1.07
                                                                 ===============  ==============


NOTE 11. COMMITMENTS AND CONTINGENCIES

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

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

                                                           December 31,
                                                ------------------------------
                                                   2001               2000
                                                ------------      ------------

               Commitments to extend credit     $  9,490,000      $ 11,431,000
               Standby letters of credit             325,000           276,000
                                                ------------      ------------
                                                $  9,815,000      $ 11,707,000
                                                ============      ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

             Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

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

             Eighty-five percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

             The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately
             $1,964,000.

NOTE 13.     REGULATORY MATTERS

             The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, dividends of approximately $485,000 could be declared without regulatory approval.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and the Bank's actual capital amounts and ratios are presented in the following tables.

                                                                                                           To Be Well
                                                                                   For Capital          Capitalized Under
                                                                                     Adequacy           Prompt Corrective
                                                             Actual                  Purposes           Action Provisions
                                                      ---------------------   ---------------------   ---------------------
                                                        Amount      Ratio       Amount      Ratio       Amount     Ratio
                                                      ---------   ---------   ---------   ---------   ---------   ---------
          December 31, 2001:                                                  (Dollars in Thousands)
                                                      ---------------------------------------------------------------------
          Total Capital to Risk Weighted Assets:
             Consolidated                             $  10,351      10.25%   $   8,082          8%   $     N/A         N/A
             Bank                                     $  10,805      10.70%   $   8,081          8%   $  10,102          10%
          Tier I Capital to Risk Weighted Assets:
             Consolidated                             $   9,087       8.99%   $   4,041          4%   $     N/A         N/A
             Bank                                     $   9,541       9.45%   $   4,041          4%   $   6,061           6%
          Tier I Capital to Average Assets:
             Consolidated                             $   9,087       7.97%   $   4,562          4%   $     N/A         N/A
             Bank                                     $   9,541       8.37%   $   4,562          4%   $   5,702           5%


          December 31, 2000:
          Total Capital to Risk Weighted Assets:
             Consolidated                             $   9,001      12.83%   $   5,614          8%   $     N/A         N/A
             Bank                                     $   8,090      11.54%   $   5,610          8%   $   7,013          10%
          Tier I Capital to Risk Weighted Assets:
             Consolidated                             $   8,123      11.58%   $   2,807          4%   $     N/A         N/A
             Bank                                     $   7,212      10.28%   $   2,805          4%   $   4,208           6%
          Tier I Capital to Average Assets:
             Consolidated                             $   8,123      10.29%   $   3,157          4%   $     N/A         N/A
             Bank                                     $   7,212       9.14%   $   3,156          4%   $   3,944           5%

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

          Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:

           The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

          Securities:

           Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          Loans and Loans Held for Sale:

           For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The carrying amount of loans held for sale approximate their fair values.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Off-Balance Sheet Instruments:

           Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

           The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                                              December 31, 2001               December 31, 2000
                                                                       -----------------------------   -----------------------------
                                                                          Carrying         Fair           Carrying          Fair
                                                                           Amount          Value           Amount           Value
                                                                       -------------   -------------   -------------   -------------
               Financial assets:
                  Cash, due from banks, interest- bearing deposits
                     in banks, and federal funds sold                  $   6,573,523   $   6,573,523   $   8,567,616   $   8,567,616
                  Securities                                              16,625,819      16,625,819       8,281,507       8,281,507
                  Loans held for sale                                        302,543         302,543             -               -
                  Loans                                                   86,631,104      89,082,629      63,034,384      63,753,897
                  Accrued interest receivable                                643,356         643,356         621,201         621,201

               Financial liabilities:
                  Deposits                                                92,739,368      93,821,415      69,677,752      69,774,759
                  Other borrowings                                        13,300,000      13,300,000       6,306,858       6,306,858
                  Accrued interest payable                                   379,300         379,300         404,549         404,549


NOTE 15.  SUPPLEMENTAL FINANCIAL DATA

          Components of other income and expenses in excess of 1% of total revenue are as follows:

                                                                                                          Years Ended December 31,
                                                                                                       -----------------------------
                                                                                                            2001              2000
                                                                                                       -------------   -------------
               Other income:
                  Income from life insurance policies                                                  $      91,839   $      86,064
               Other expenses:
                  Stationery and office supplies                                                              60,068          60,512
                  Legal and professional                                                                     153,475          91,507
                  Data processing                                                                            186,089         158,238

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of income and cash flows of First Georgia Community Corp. as of and for the years ended December 31, 2001 and 2000:

                            CONDENSED BALANCE SHEETS

                                                                  2001               2000
                                                              -------------     --------------
         Assets
           Cash                                               $     21,220     $     865,943
           Investment in subsidiary                              9,538,892         7,177,420
           Other assets                                             37,568            45,216
                                                              -------------    --------------

               Total assets                                   $  9,597,680     $   8,088,579
                                                              =============    ==============

         Liabilities
           Other borrowings                                   $    500,000     $           -
           Other liabilities                                        12,750                 -
                                                              -------------    --------------

               Total liabilities                                   512,750                 -

         Stockholders' equity                                    9,084,930         8,088,579
                                                              -------------    --------------

              Total liabilities and stockholders' equity      $  9,597,680     $   8,088,579
                                                              =============    ==============


                         CONDENSED STATEMENTS OF INCOME
                                                                  2001               2000
                                                              -------------    --------------
         Expenses
           Salaries and employee benefits                     $     14,300     $      13,200
           Other expenses                                           41,873            45,159
                                                              -------------    --------------
               Total expenses                                       56,173            58,359
                                                              -------------    --------------


               Loss before income tax benefits and equity
                  in undistributed income of subsidiary            (56,173)          (58,359)

           Income tax benefits                                     (21,197)          (77,199)
                                                              -------------    --------------

               Income (loss) before equity in undistributed
                  income of subsidiary                             (34,976)           18,840

         Equity in undistributed income of subsidiary              971,320           794,193
                                                              -------------    --------------

               Net income                                     $    936,344     $     813,033
                                                              =============    ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                            2001              2000
                                                                       --------------     -------------
         OPERATING ACTIVITIES
            Net income                                                 $     936,344      $    813,033
            Adjustments to reconcile net income to net
               cash used in operating activities:
               Undistributed income of subsidiary                           (971,320)         (794,193)
               Other operating activities                                     20,398           (60,366)
                                                                       --------------     -------------

                           Net cash used in operating activities             (14,578)          (41,526)
                                                                       --------------     -------------

         INVESTING ACTIVITIES
            Investment in subsidiary                                      (1,358,000)                -
                                                                       --------------     -------------

                           Net cash used in investing activities          (1,358,000)                -
                                                                       --------------     -------------

         FINANCING ACTIVITIES
            Proceeds from other borrowings                                   500,000                 -
            Proceeds from exercise of stock options                           27,855                 -
                                                                       --------------     -------------

                           Net cash provided by financing activities         527,855                 -
                                                                       --------------     -------------

         Net decrease in cash                                               (844,723)          (41,526)

         Cash at beginning of year                                           865,943           907,469
                                                                       --------------     -------------

         Cash at end of year                                           $      21,220      $    865,943
                                                                       ==============     =============