Form 10KSB, Exhibit 13
period 2002-12-31
FIRST GEORGIA COMMUNITY CORP
filed 2003-03-26
CIK 1024132

EXHIBIT 13.1

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

ITEM 6.         Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, First Georgia Community Bank at December 31, 2002 and 2001 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in this report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Overview

Net earnings were $201,000 in 2002, a decrease of 78% from the $936,000 earned in 2001. Basic earnings per share were $0.23 in 2002 compared to $1.23 per share in 2001, a decrease of 81%. Diluted earnings per share were $0.22 in 2002 compared to $1.22 in 2001.

Critical Accounting Policies

In connection with our application of accounting principles generally accepted in the United States, we make judgments and estimates that, in the case of the determination of our allowance for loan losses, have been critical to the determination of our financial position, results of operations and cash flows. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage is determined based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The allowance for loan losses as a percentage of total loans was 2.63% at December 31, 2002 as compared to 1.54% at December 31, 2001. See “Results of Operations for the Years ended December 31, 2002 and 2001 for more information about the effect of the allowance and provision for loan losses.

Financial Condition at December 31, 2002 and 2001

The following is a summary of our balance sheets for the years indicated:

	December 31,

	2002	2001

	(Dollars in Thousands)
Cash and due from banks	$2,844	$2,417
Interest-bearing deposits in banks	1,368	1,074
Federal funds sold	12,835	3,082
Securities	18,743	16,626
Loans, net	103,740	86,631
Loans held for sale	579	303
Premises and equipment	2,336	2,373
Other assets	5,374	3,405

	$147,819	$115,911

Total deposits	$106,648	$92,739
Other borrowings	28,510	13,300
Other liabilities	899	787
Stockholders’ equity	11,762	9,085

	$147,819	$115,911

As of December 31, 2002, we had total assets of $147.8 million, an increase of 27% over total assets as of December 31, 2001. Total interest-earning assets were $140.1 million at December 31, 2002 or 95% of total assets as compared to 94% of total assets at December 31, 2001. Our primary interest-earning assets at December 31, 2002 were loans, which made up 76% of total interest-earning assets as compared to 81% at December 31, 2001. Our loans to available funds ratio was 79% at December 31, 2002 as compared to 83% at December 31, 2001. Deposit growth of $13.9 million and proceeds from the exercise of stock options of $2.0 million, along with increased other borrowings of $15.2 million have been used primarily to fund loan growth of $18.8 million, with the remainder invested primarily in federal funds sold and securities.

Our securities portfolio, consisting of U.S. Agency, mortgage-backed, municipal, and restricted equity securities, amounted to $18.7 million at December 31, 2002. Unrealized gains on securities amounted to $531,000 at December 31, 2002 as compared to a loss of $4,000 at December 31, 2001. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 86% of our loan portfolio collateralized by real estate located in our primary market area of Butts County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family residential properties (16%), construction loans to build one to four-family residential properties (22%), and nonresidential properties consisting primarily of small business commercial properties (62%). We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as follows.

One to four-family residential properties	90%
Construction loans on one to four-family residential properties	90%
Nonresidential property	85%

The remaining 14% of our loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are showing some signs of downward pressure as a result of a slowdown in the general economy.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, we establish and periodically review our lending policies and procedures as well as having independent loan review. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank’s statutory capital and unsecured loan relationships that exceed 15% of the Bank’s statutory capital.

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

As our loan demand has continued to increase, we have maintained the use of brokered deposits as a funding source. Brokered deposits totaled $18.0 million as of December 31, 2002 compared to $18.1 million as of December 31, 2001. These deposits are readily obtainable at rates not significantly different from rates we pay on deposits in our local market.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 21% at December 31, 2002 was considered satisfactory.

At December 31, 2002, we had loan commitments outstanding of $7.9 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2002, we had arrangements with four commercial banks for short-term advances of $7,000,000.

At December 31, 2002, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders’ equity increased due to net income in 2002 of $201,000. Our stockholders’ equity also increased due to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $332,000 and due to the exercise of stock options in the amount of $2,043,000, in addition to the tax benefit from the exercise of stock options of $101,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to First Georgia Community Corp. will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank’s regulatory agency. Currently, the Bank could pay $134,000 in dividends without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for First Georgia Community Corp. and the Bank as of December 31, 2002 are as follows:

	Actual

	Consolidated	Bank	Regulatory Requirements

Leverage capital ratio	10.06%	7.96%	5.00%
Risk-based capital ratios:
Core capital	11.94	9.45	6.00
Total capital	15.00	10.72	10.00

At December 31, 2002, we had no material commitments for capital expenditures.

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements. Anticipated future earnings as well as our recent issuance of Trust Preferred Securities should assist us in keeping these ratios at satisfactory levels.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset/liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see “Asset/Liability Management.”

Results of Operations For The Years Ended December 31, 2002 and 2001

The following is a summary of our operations for the years indicated.

	Years Ended December 31,

	2002	2001

	(Dollars in Thousands)
Interest income	$8,572	$8,398

Interest expense	3,925	4,507

Net interest income	4,647	3,891

Provision for loan losses	1,894	393

Other income	628	559

Other expenses	3,215	2,658

Pretax income	166	1,399

Income taxes (benefit)	(35)	463

Net income	$201	$936

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

Our net yield on average interest-earning assets was 3.69% in 2002 as compared to 3.93% in 2001. Average loans increased by $22.9 million, which accounted for the majority of a $26.9 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $26.1 million with average interest-bearing demand and time deposits accounting for the majority of this increase. The rate earned on average interest-earning assets decreased to 6.81% in 2002 from 8.49% in 2001. The rate paid on average interest-bearing liabilities decreased to 3.50% in 2002 from 5.22% in 2001. The decrease in net yield is due primarily to decreases in the rates earned on our interest-earning assets, as a significant percentage of our loan portfolio re-priced at lower rates as the Prime rate was lowered. As our interest-bearing liabilities mature and re-price at lower rates, we expect to see our net yield increase.

Provision for Loan Losses

The provision for loan losses was $1,894,000 in 2002 as compared to $393,000 in 2001. The amounts provided were due in part to growth of the portfolio, but are due primarily to an increase in the amount of non-accrual and potential problem loans. Net charge offs for 2002 were $444,000 as compared to $9,000 in 2001. As of December 31, 2002, we had nonperforming loans and assets of $3.8 million as compared to $1.3 million at December 31, 2001. The increase is attributable to placing a commercial real estate loan in the amount of $1.4 million on non-accrual as well as the foreclosure of a commercial real estate loan in the amount of $1.1 million. As a result of the increase in non-performing loans and assets, as well as management’s assessment of potential losses which may be incurred regarding a residential construction loan relationship, the provision for loan losses was increased by $1.5 million during 2002. In addition to increasing the loan loss reserve, management has reviewed, internally and with external assistance, our loan processing system and made appropriate changes to further strengthen and preserve the integrity of that system. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. See “Critical Accounting Policies” for a description of our evaluation process for the portfolio and allowance for loan losses.

Other Income

Other income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $628,000 in 2002 as compared to $559,000 in 2001, an increase of $69,000. The increase is due primarily to a $53,000 increase in service charges on deposit accounts related to our deposit growth, and an increase in the recognition of income of $36,000 related to the increase in the cash surrender value of life insurance policies, offset by a decrease in ATM fees of $24,000.

Other Expenses

Other expenses were $3,215,000 in 2002 as compared to $2,658,000 in 2001, an increase of $557,000. Salaries and employee benefits increased by $49,000 due to an increase in additional staffing and increased commissions related to increased mortgage originations. Equipment and occupancy expenses increased by $36,000 due primarily to increased equipment depreciation and maintenance costs of $26,000. Other operating expenses increased by $473,000 due primarily to increased data/ATM processing expenses of $23,000, increased legal and professional expenses of $33,000, increase cost of other real estate owned expense of $66,000 and other miscellaneous expenses associated with the growth of the Bank.

Income Tax

Income tax benefit in 2002 was $35,000 or 21% of pretax income as compared to income tax expense of $463,000 or 33% of pretax income in 2001. The decrease in the tax rate was due primarily to increased non-taxable income and state income tax benefits.

Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Specific officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Management’s overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Bank’s Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2002, our cumulative one-year interest rate-sensitivity gap ratio was 108%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities. In a rising interest rate environment, this should result in an increase in net interest income as a higher percentage of interest-earning assets reprice than interest-bearing liabilities. Because gap analysis shows only the dollar volume of assets and liabilities that will mature or reprice, we also use simulation modeling to measure the actual effects of the repricing will have on our net interest margin, net income and economic value of equity. Our typical simulation modeling will involve a 12-month projection with a level, 200 basis point rising and 200 basis point falling rate scenario.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2002, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

	Within Three Months	After Three Months but Within One Year	After One Year but Within Five Years	After Five Years	Total

	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits in banks	$1,368	$—	$—	$—	$1,368
Federal funds sold	12,835	—	—	—	12,835
Securities	1,046	1,032	4,640	12,025	18,743
Loans	73,327	6,890	26,817	87	107,121

	88,576	7,922	31,457	12,112	140,067

Interest-bearing liabilities:
Interest-bearing demand deposits	26,573	—	—	—	26,573
Savings	1,446	—	—	—	1,446
Certificates of deposit	12,562	41,243	16,355	—	70,160
Other borrowings	5,710	2,000	10,000	10,800	28,510

	46,291	43,243	26,355	10,800	126,689

Interest rate sensitivity gap	$42,285	$(35,321)	$5,102	$1,312	$13,378

Cumulative interest rate sensitivity gap	$42,285	$6,964	$12,066	$13,378

Interest rate sensitivity gap ratio	1.91	.18	1.19	1.12

Cumulative interest rate sensitivity gap ratio	1.91	1.08	1.10	1.11

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to:

•         Distribution of our assets, liabilities and stockholders’ equity, and the interest rates we experience;

•         Our investment portfolio;

•         Our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans;

•         Summary of our loan loss experience and allowance for loan losses;

•         Types of deposits; and

•         Return on equity and assets.

DISTRIBUTION OF ASSETS, LIABILITIES, AND
STOCKHOLDERS’ EQUITY:
INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances

The condensed average balance sheet for the years indicated is presented below. (1)

	Years Ended December 31,

	2002	2001

	(Dollars in Thousands)
ASSETS

Cash and due from banks	$2,530	$2,227
Interest-bearing deposits in banks	794	208
Taxable securities	15,619	11,960
Tax exempt securities	1,762	563
Securities valuation account	257	63
Federal funds sold	4,583	5,996
Loans (2)	103,100	80,217
Allowance for loan losses	(1,603)	(1,189)
Other assets	6,095	5,385

	$133,137	$105,430

Total interest-earning assets	$125,858	$98,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand	$8,822	$9,781
Interest-bearing demand	28,945	24,687
Savings	1,356	982
Time	66,180	49,894

Total deposits	105,303	85,344

Other borrowings	15,771	10,695
Other liabilities	828	821

Total liabilities	121,902	96,860
Stockholders’ equity	11,235	8,570

	$133,137	$105,430

Total interest-bearing liabilities	$112,252	$86,258

   (1)    For each category, average balances were determined using the daily average balances during the year.

   (2)    Nonaccrual loans included in average loans for 2002 and 2001 were $1,430,000 and $239,000, respectively.

Interest Income and Interest Expense

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,

	2002		2001

	Interest	Average Rate	Interest	Average Rate

	(Dollars in Thousands)
INTEREST INCOME:
Interest and fees on loans (1)	$7,578	7.35%	$7,464	9.31%
Interest on deposits in banks	21	2.64	5	2.19
Interest on taxable securities	819	5.24	634	5.30
Interest on tax exempt securities	82	4.64	31	5.57
Interest on federal funds sold	72	1.59	264	4.41

Total interest income	8,572	6.81	8,398	8.49

INTEREST EXPENSE:
Interest on interest-bearing demand deposits	592	2.04	1,033	4.19
Interest on savings deposits	19	1.42	24	2.40
Interest on time deposits	2,466	3.73	2,826	5.66
Interest on other borrowings	848	5.38	624	5.83

Total interest expense	3,925	3.50	4,507	5.22

NET INTEREST INCOME	$4,647		$3,891

Net interest spread		3.31%		3.26%

Net yield on average interest-earning assets		3.69%		3.93%

   (1)    Interest and fees on loans includes $853,000 and $663,000 of loan fee income for the years ended December 31, 2002 and 2001, respectively. Interest income recognized on nonaccrual loans during 2002 and 2001 was $16,000 and $34,000, respectively.

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

	Years Ended December 31, 2002 vs. 2001 Changes Due To:

	Rate	Volume	Net

	(Dollars in Thousands)
Increase (decrease) in:
Income from interest-earning assets:
Interest and fees on loans	$(1,758)	$1,872	$114
Interest on deposits in banks	1	15	16
Interest on taxable securities	(6)	191	185
Interest on tax exempt securities	(6)	57	51
Interest on federal funds sold	(140)	(52)	(192)

Total interest income	(1,909)	2,083	174

Expense from interest-bearing liabilities:
Interest on interest-bearing demand deposits	(600)	159	(441)
Interest on savings deposits	(12)	7	(5)
Interest on time deposits	(1,128)	768	(360)
Interest on other borrowings	(52)	276	224

Total interest expense	(1,792)	1,210	(582)

Net interest income	$(117)	$873	$756

INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

	December 31,

	2002	2001

	(Dollars in Thousands)
U.S. Government agencies	$4,121	$4,105
Mortgage-backed securities	10,931	10,550
Municipal securities	2,509	1,331
Restricted equity securities	1,182	640

	$18,743	$16,626

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

	One year or less		After one through five years		After five through ten years

	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)

U.S. Government agencies	$1,532	4.98%	$1,078	4.65%	$1,511	5.51%
Mortgage-backed securities	—	—	3,562	4.00	1,615	5.20
Municipals	—	—	—	—	340	3.66

	$1,532	4.98%	$4,640	4.15	$3,466	5.18

	After ten years		Total

	Amount	Yield (1)	Amount	Yield (1)

U.S. Government agencies	$—	—%	$4,121	5.09%
Mortgage-backed securities	5,754	5.71	10,931	5.06
Municipals	2,169	4.49	2,509	4.38

	$7,923	5.37	$17,561	4.98

   (1)    The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

LOAN PORTFOLIO

Types of Loans

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

	December 31,

	2002	2001

	(Dollars in Thousands)

Commercial	$11,344	$8,940
Real estate-construction	20,296	20,001
Real estate-mortgage	71,570	54,974
Consumer installment loans and other	3,332	4,068

	106,542	87,983
Less allowance for loan losses	(2,802)	(1,352)

Net loans	$103,740	$86,631

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

(Dollars in Thousands)

Commercial
One year or less	$4,804
After one through five years	6,131
After five years	409

11,344

Construction
One year or less	$19,300
After one through five years	996
After five years	—

20,296

Other
One year or less	$20,676
After one through five years	49,110
After five years	5,116

74,902

$106,542

The following table summarizes loans at December 31, 2002 with the due dates after one year that have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)

Predetermined interest rates	$30,683
Floating or adjustable interest rates	31,079

$61,762

Risk Elements

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2002 and 2001 is as follows:

	December 31,

	2002	2001

	(Dollars in Thousands)

Nonaccrual loans	$2,714	$1,300
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	0	0
Restructured loans	0	0
Potential problem loans	3,198	17
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	113	15
Interest income that was recorded on nonaccrual and restructured loans	16	0

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured. For a description of the increase in potential problem loans from 2001 to 2002, see “Results of Operations for the years ended December 31, 2002 and 2001- Provision for Loan Losses.”

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

	Years Ended December 31,

	2002	2001

	(Dollars in Thousands)

Average amount of loans outstanding	$103,100	$80,217

Balance of allowance for loan losses at beginning of year	$1,352	$968

Loans charged off
Commercial		—
Real estate mortgage	424	—
Installment	34	16

	458	16

Loans recovered
Commercial		—
Real estate mortgage		—
Installment	14	7

	14	7

Net charge-offs	444	9

Additions to allowance charged to operating expense during year	1,894	393

Balance of allowance for loan losses at end of year	$2,802	$1,352

Ratio of net loans charged off during the year to average loans outstanding	.43%	.01%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower’s ability to pay and the underlying collateral value of the loans.

As of December 31, 2002 and 2001, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on management’s best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2002		December 31, 2001

	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans

	(Dollars in Thousands)
Commercial	$250	11%	$270	10%
Real estate - construction	602	19	203	23
Real estate - mortgage	1,850	67	744	62
Consumer installment loans and other	100	3	135	5

	$2,802	100%	$1,352	100%

DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits are presented below. (1)

	Years Ended December 31,

	2002		2001

	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Noninterest-bearing demand deposits	$8,822	—%	$9,781	—%
Interest-bearing demand deposits	28,945	2.04	24,687	4.19
Savings deposits	1,356	1.42	982	2.40
Time deposits	66,180	3.73	49,894	5.66

	$105,303		$85,344

   (1)    Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2002 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)

Three months or less	$5,002
Over three months through six months	8,530
Over six through twelve months	10,864
Over twelve months	8,382

Total	$32,778

RETURN ON ASSETS AND STOCKHOLDERS’ EQUITY

The following rate of return information for the year indicated is presented below.

	Years Ended December 31,

	2002	2001

Return on assets (1)	0.15%	0.89%
Return on equity (2)	1.79	10.93
Dividend payout ratio (3)	—	—
Equity to assets ratio (4)	8.44	8.13

   (1)    Net income divided by average total assets.

   (2)    Net income divided by average equity.

   (3)    Dividends declared per share of common stock divided by net income per share.

   (4)    Average equity divided by average total assets.