Form 10KSB, Exhibit 13
period 2002-12-31
FIRST GEORGIA COMMUNITY CORP
filed 2003-03-26
CIK 1024132

EXHIBIT 13.2

CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
First Georgia Community Corp.
Jackson, Georgia

We have audited the accompanying consolidated balance sheets of First Georgia Community Corp. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Georgia Community Corp. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
February 6, 2003

FIRST GEORGIA COMMUNITY CORP.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

	2002	2001

Assets
Cash and due from banks	$2,844,136	$2,417,020
Interest-bearing deposits in banks	1,367,696	1,074,503
Federal funds sold	12,835,000	3,082,000
Securities available-for-sale	17,561,149	15,985,819
Restricted equity securities, at cost	1,181,600	640,000
Loans held for sale	578,872	302,543

Loans	106,542,487	87,983,162
Less allowance for loan losses	2,802,091	1,352,058

Loans, net	103,740,396	86,631,104

Premises and equipment	2,335,641	2,372,529
Other assets	5,374,671	3,405,475

Total assets	$147,819,161	$115,910,993

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$8,468,832	$7,334,496
Interest-bearing	98,179,419	85,404,872

Total deposits	106,648,251	92,739,368
Other borrowings	28,510,009	13,300,000
Other liabilities	898,753	786,695

Total liabilities	136,057,013	106,826,063

Commitments and contingencies

Stockholders’ equity
Common stock, par value $5; 10,000,000
Shares authorized; 925,708 and 760,708 issued and outstanding	4,628,540	3,803,540
Capital surplus	5,090,442	3,771,421
Retained earnings	1,713,660	1,512,466
Accumulated other comprehensive income (loss)	329,506	(2,497)

Total stockholders’ equity	11,762,148	9,084,930

Total liabilities and stockholders’ equity	$147,819,161	$115,910,993

See Notes to Consolidated Financial Statements.

FIRST GEORGIA COMMUNITY CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Interest income
Loans, including fees	$7,577,752	$7,464,361
Taxable securities	818,791	633,334
Nontaxable securities	81,767	31,340
Deposits in banks	20,980	4,554
Federal funds sold	73,081	264,404

Total interest income	8,572,371	8,397,993

Interest expense
Deposits	3,076,710	3,883,368
Other borrowings	848,316	623,527

Total interest expense	3,925,026	4,506,895

Net interest income	4,647,345	3,891,098
Provision for loan losses	1,894,000	393,000

Net interest income after provision For loan losses	2,753,345	3,498,098

Other income
Service charges on deposit accounts	380,102	327,416
Other operating income	248,001	231,381

Total other income	628,103	558,797

Other expenses
Salaries and employee benefits	1,442,129	1,393,449
Equipment and occupancy expenses	347,788	311,924
Other operating expenses	1,424,924	952,485

Total other expenses	3,214,841	2,657,858

Income before income taxes (benefits)	166,607	1,399,037

Income tax expense (benefits)	(34,587)	462,693

Net income	$201,194	$936,344

Basic earnings per share	$0.23	$1.23

Diluted earnings per share	$0.22	$1.22

See Notes to Consolidated Financial Statements.

FIRST GEORGIA COMMUNITY CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Net income	$201,194	$936,344

Other comprehensive income :
Unrealized holding gains on securities available-for-sale arising during period, net of tax of $203,486 and $16,320, respectively	332,003	32,152

Comprehensive income	$533,197	$968,496

See Notes to Consolidated Financial Statements.

FIRST GEORGIA COMMUNITY CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

	Shares	Par Value	Capital Surplus	Retained Earnings

Balance, December 31, 2000	758,458	$3,792,290	$3,754,816	$576,122	$(34,649)	$8,088,579
Net income	—	—	—	936,344	—	936,344
Exercise of stock options	2,250	11,250	16,605	—	—	27,855
Other comprehensive income	—	—	—	—	32,152	32,152

Balance, December 31, 2001	760,708	3,803,540	3,771,421	1,512,466	(2,497)	9,084,930
Net income	—	—	—	201,194	—	201,194
Exercise of stock options	165,000	825,000	1,217,700	—	—	2,042,700
Tax benefit from the exercise of stock options	—	—	101,321	—	—	101,321
Other comprehensive income	—	—	—	—	332,003	332,003

Balance, December 31, 2002	925,708	$4,628,540	$5,090,442	$1,713,660	$329,506	$11,762,148

See Notes to Consolidated Financial Statements.

FIRST GEORGIA COMMUNITY CORP.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

OPERATING ACTIVITIES
Net income	$201,194	$936,344
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	186,360	159,786
Net increase in loans held for sale	(276,329)	(302,543)
Provision for loan losses	1,894,000	393,000
Deferred income taxes	(606,587)	(199,044)
Deferred compensation	184,385	53,808
Increase in interest receivable	(85,152)	(22,155)
Increase (decrease) in interest payable	36,791	(25,249)
Net other operating activities	(388,740)	(165,355)

Net cash provided by operating activities	1,145,922	828,592

INVESTING ACTIVITIES
Net increase in interest bearing deposits in banks	(293,193)	(1,029,856)
Net (increase) decrease in federal funds sold	(9,753,000)	4,008,000
Purchases of securities available-for-sale	(5,121,998)	(15,138,025)
Proceeds from maturities of securities available-for-sale	4,082,157	7,167,185
Purchases of restricted equity securities	(541,600)	(325,000)
Net increase in loans	(20,103,292)	(23,989,720)
Purchases of premises and equipment	(149,472)	(369,738)
Purchase of life insurance policies	—	(250,000)

Net cash used in investing activities	(31,880,398)	(29,927,154)

FINANCING ACTIVITIES
Net increase in deposits	13,908,883	23,061,616
Repayment of other borrowings	(500,000)	(6,858)
Proceeds from other borrowings	15,710,009	7,000,000
Proceeds from exercise of stock options	2,042,700	27,855

Net cash provided by financing activities	31,161,592	30,082,613

Net increase in cash and due from banks	427,116	984,051

Cash and due from banks at beginning of year	2,417,020	1,432,969

Cash and due from banks at end of year	$2,844,136	$2,417,020

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,888,235	$4,532,144
Income taxes	$551,312	$927,505

NONCASH TRANSACTION
Principal balances of loans transferred to other real estate	$1,100,000	$—

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

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $608,000 at December 31, 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale

Loans held for sale consist of mortgage loans the Company has the intent to sell in the foreseeable future, and are carried at the lower of aggregate cost or market value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sales proceeds and the carrying value of the loans.

Loans

Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income on loans is accrued on the principal balance.

Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2002 and 2001 was $1,120,073 and $ -, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock Compensation Plan

At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 8. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,

	2002	2001

Net income, as reported	$201,194	$936,344
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(46,081)	(567,824)

Pro forma net income	$155,113	$368,520

Earnings per share:
Basic - as reported	$.23	$1.23

Basic - pro forma	$.17	$.49

Diluted - as reported	$.22	$1.22

Diluted - pro forma	$.17	$.48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Accounting Standards

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTE 2.        SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available-for-Sale December 31, 2002:
U. S. Government and agency securities	$3,992,240	$129,033	$—	$4,121,273
State and municipal securities	2,461,246	48,508	(667)	2,509,087
Mortgage-backed securities	10,576,201	354,588	—	10,930,789

	$17,029,687	$532,129	$(667)	$17,561,149

Securities Available-for-Sale December 31, 2001:
U. S. Government and agency securities	$4,040,730	$73,696	$(9,362)	$4,105,064
State and municipal securities	1,370,944	—	(39,978)	1,330,966
Mortgage-backed securities	10,578,172	22,395	(50,778)	10,549,789

	$15,989,846	$96,091	$(100,118)	$15,985,819

Securities with a carrying value of $9,014,000 and $10,431,000 at December 31, 2002 and 2001 were pledged to secure public deposits and for other purposes required or permitted by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.        SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale

	Amortized Cost	Fair Value

Due from one to five years	$3,527,240	$3,645,956
Due from five to ten years	1,921,246	1,956,580
Due after ten years	1,005,000	1,027,824
Mortgage-backed securities	10,576,201	10,930,789

	$17,029,687	$17,561,149

NOTE 3.        LOANS

The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial, financial and agricultural	$11,344,000	$8,940,000
Real estate – construction	20,296,000	20,074,000
Real estate – mortgage	71,847,000	55,176,000
Consumer installment and other	3,335,314	4,072,719

	106,822,314	88,262,719
Deferred loan fees	(279,827)	(279,557)
Allowance for loan losses	(2,802,091)	(1,352,058)

Loans, net	$103,740,396	$86,631,104

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001

Balance, beginning of year	$1,352,058	$967,248
Provision for loan losses	1,894,000	393,000
Loans charged off	(457,741)	(15,972)
Recoveries of loans previously charged off	13,774	7,782

Balance, end of year	$2,802,091	$1,352,058

The total recorded investment in impaired loans was $5,911,767 and $1,317,980 at December 31, 2002 and 2001, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2002 and 2001. The average recorded investment in impaired loans for 2002 and 2001 was $3,578,949 and $256,610, respectively. Interest income recognized for cash payments received on impaired loans totaled $15,879 and $33,995 for the years ended December 31, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.        LOANS (Continued)

Loans on nonaccrual status amounted to approximately $2,714,136 and $1,300,000 at December 31, 2002 and 2001, respectively. There were no loans past due ninety days or more and still accruing interest at December 31, 2002 and 2001.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year	$6,314,541
Advances	4,411,974
Repayments	(3,312,412)

Balance, end of year	$7,414,103

NOTE 4.        PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Land	$493,265	$493,265
Buildings	1,695,566	1,695,566
Leasehold Improvements	31,225	—
Equipment	828,678	710,431

	3,048,734	2,899,262
Accumulated depreciation	(713,093)	(526,733)

	$2,335,641	$2,372,529

The Company has entered into a noncancelable operating lease agreement to lease branch banking facilities scheduled to open in February of 2003. The lease is for a term of five years. The Company will be responsible for utilities, property taxes, insurance and routine maintenance.

Future minimum lease payments on the lease is summarized as follows:

2003	$ 27,500
2004	30,000
2005	30,000
2006	30,000
2007	30,000
Thereafter	2,500

$ 150,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.        DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $32,777,730 and $28,106,834, respectively. The Company had brokered deposits at December 31, 2002 and 2001 of $18,006,695 and $18,109,861, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$53,736,563
2004	7,092,812
2005	5,121,343
2006	1,117,789
2007	3,062,975

$70,131,482

NOTE 6.        OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,

	2002	2001

$3,000,000 line of credit from bank with interest at prime minus 1.00% (3.75% at December 31, 2001), collateralized by common stock of the Bank.	$—	$500,000
Advance from Federal Home Loan Bank, interest payable quarterly at 6.385% until August 13, 2004 when the rate may be converted to the three month LIBOR, due August 13, 2009.	1,750,000	1,750,000
Advance from Federal Home Loan Bank, interest payable quarterly at 5.92% (rate may be converted to the three month LIBOR), due March 17, 2010.	2,550,000	2,550,000
Advance from Federal Home Loan Bank, interest payable quarterly at 6.44% (rate may be converted to the three month LIBOR), due August 25, 2003.	2,000,000	2,000,000
Advance from Federal Home Loan Bank, interest payable quarterly at 5.02% (rate may be converted to the three month LIBOR), due January 4, 2011.	3,000,000	3,000,000
Advance from Federal Home Loan Bank, interest payable quarterly at 5.20% until August 8, 2006 when the rate may be converted to the three month LIBOR, due August 8, 2011.	3,500,000	3,500,000
Advance from Federal Home Loan Bank, interest payable quarterly at 2.82% until September 4, 2005 when the rate may be converted to the three month LIBOR, due September 4, 2007.	5,000,000	—
Securities sold under repurchase agreements.	5,710,009	—
Floating rate junior subordinated debentures, interest payable quarterly at the three month LIBOR plus 3.45%, due November 7, 2032.	5,000,000	—

	$28,510,009	$13,300,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.        OTHER BORROWINGS

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $16.9 million and certain qualifying securities of approximately $3.3 million.

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

In 2002, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities to the public. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after November 7, 2007. The sole assets of the grantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the Debentures) held by the grantor trust. The Debentures have the same interest rate (three month LIBOR plus 3.45%, floating) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Company’s other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

NOTE 7.        DEFERRED COMPENSATION PLANS

The Company has a deferred compensation plan providing for death and retirement benefits for its executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the executive officers. The balance of the policy cash surrender values included in other assets at December 31, 2002 and 2001 is $2,257,576 and $2,145,633, respectively. Income recognized on the policies amounted to $128,430 and $91,839 for the years ended December 31, 2002 and 2001, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2002 and 2001 is $209,353 and $118,826, respectively. Expense recognized for executive officer deferred compensation amounted to $90,527 and $53,808 for the years ended December 31, 2002 and 2001, respectively.

In 2002, the Company established a deferred compensation plan for its directors whereby each director may elect to defer receipt of his director fees. The amount of the fees deferred bear interest at a rate of 10%. The total amount of fees deferred in 2002 totaled $89,500. The total amount of interest credited to deferred fees totaled $4,358. The balance of the deferred fees plus interest credited amounted to $93,858 and is included in other liabilities at December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.        STOCK OPTIONS

The Company has a stock incentive plan and has reserved 250,000 shares of common stock for issuance pursuant to awards granted under the plan. The plan provides for the granting of stock options, stock appreciation rights, stock awards and other stock incentives to director and certain key employees.

Other pertinent information related to the options is as follows:

	Year Ended December 31,

	2002		2001

	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

Under option, beginning of year	187,200	$12.38	—	$—
Granted	28,300	14.17	191,700	12.38
Exercised	(165,000)	12.38	(2,250)	12.38
Cancelled	—	—	(2,250)	12.38

Under option, end of year	50,500	13.38	187,200	12.38

Exercisable, end of year	20,700	12.38	171,600	12.38

Weighted average fair value of options granted during the year	$4.50		$5.25

Information pertaining to options outstanding at December 31, 2002 is as follows:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$12.38-$14.17	50,500	10 years	$13.38	20,700	$12.38

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,

	2002	2001

Dividend yield	0%	0%
Expected life	10 years	10 years
Expected volatility	0.01%	0.01%
Risk-free interest rate	3.86%	5.59%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.        INCOME TAXES

Income tax expense (benefits) consists of the following:

	Years Ended December 31,

	2002	2001

Current	$572,000	$661,737
Deferred	(606,587)	(199,044)

Income tax expense (benefits)	$(34,587)	$462,693

The Company’s income tax expense (benefits) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002	2001

Income taxes at statutory rate	$56,646	$475,670
Tax free interest income	(29,218)	(12,567)
Income from life insurance policies	(38,061)	(31,225)
State income taxes (benefits)	(25,007)	28,944
Other	1,053	1,871

Income tax expense (benefits)	$(34,587)	$462,693

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss reserves	$964,794	$447,436
Preopening and organization expenses	—	22,069
Securities available-for-sale	—	1,530
Deferred compensation	114,494	44,840
Deferred loan fees	147,447	103,639

	1,226,735	619,514

Deferred tax liabilities:
Depreciation	56,332	54,168
Securities available-for-sale	201,956	—

	258,288	54,168

Net deferred tax assets	$968,447	$565,346

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.      EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share.

	Years Ended December 31,

	2002	2001
Basic Earnings Per Share:
Weighted average common shares outstanding	889,790	758,875

Net income	$201,194	$936,344

Basic earnings per share	$.23	$1.23

Diluted Earnings Per Share:
Weighted average common shares outstanding	889,790	758,875
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	7,342	7,002

Total weighted average common shares and common stock equivalents outstanding	897,132	765,877

Net income	$201,194	$936,344

Diluted earnings per share	$.22	$1.22

NOTE 11.      COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$7,877,000	$9,490,000

Standby letters of credit	410,000	325,000

	$8,287,000	$9,815,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.      COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

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

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 12.      CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Butts County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-six percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $2,339,000.

NOTE 13.      REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, dividends of approximately $134,000 could be declared without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt correction action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and the Bank’s actual capital amounts and ratios are presented in the following tables.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$ 17,945	15.00%	$ 9,574	8%	$ N/A	N/A
Bank	$ 12,823	10.72%	$ 9,574	8%	$ 11,967	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$ 14,291	11.94%	$ 4,787	4%	$ N/A	N/A
Bank	$ 11,311	9.45%	$ 4,787	4%	$ 7,180	6%
Tier I Capital to Average Assets:
Consolidated	$ 14,291	10.06%	$ 5,682	4%	$ N/A	N/A
Bank	$ 11,311	7.96%	$ 5,682	4%	$ 7,103	5%

December 31, 2001:
Total Capital to Risk Weighted Assets:
Consolidated	$ 10,351	10.25%	$ 8,082	8%	$ N/A	N/A
Bank	$ 10,805	10.70%	$ 8,081	8%	$ 10,102	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$ 9,087	8.99%	$ 4,041	4%	$ N/A	N/A
Bank	$ 9,541	9.45%	$ 4,041	4%	$ 6,061	6%
Tier I Capital to Average Assets:
Consolidated	$ 9,087	7.97%	$ 4,562	4%	$ N/A	N/A
Bank	$ 9,541	8.37%	$ 4,562	4%	$ 5,702	5%

NOTE 14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

Other Borrowings: The fair values of the Company’s fixed rate borrowings are estimated using discounted cash flow models based on the Company’s incremental borrowing rate for similar types of borrowing arrangements. The carrying amounts of all other variable rate borrowings and securities sold under repurchase agreements approximate their fair values.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments: Fair values of the Company’s off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks, interest-bearing deposits in banks, and federal funds sold	$17,046,832	$17,046,832	$6,573,523	$6,573,523
Securities	18,742,749	18,742,749	16,625,819	16,625,819
Loans held for sale	578,872	578,872	302,543	302,543
Loans	103,740,396	106,727,935	86,631,104	89,082,629
Accrued interest receivable	728,508	728,508	643,356	643,356

Financial liabilities:
Deposits	106,648,251	108,316,927	92,739,368	93,821,415
Other borrowings	28,510,009	28,629,761	13,300,000	13,300,000
Accrued interest payable	416,091	416,091	379,300	379,300

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.      SUPPLEMENTAL FINANCIAL DATA

Components of other income and expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,

	2002	2001

Other income:
Income from life insurance policies	$128,430	$91,839
Other expenses:
Stationery and office supplies	70,070	60,068
Legal and professional	186,140	153,475
Data processing	198,720	186,089

NOTE 16.      PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of First Georgia Community Corp. as of and for the years ended December 31, 2002 and 2001:

CONDENSED BALANCE SHEETS

	2002	2001

Assets
Cash	$4,971,726	$21,220
Investment in subsidiary	11,640,485	9,538,892
Other assets	208,222	37,568

Total assets	$16,820,433	$9,597,680

Liabilities
Other borrowings	$5,000,000	$500,000
Other liabilities	58,285	12,750

Total liabilities	5,058,285	512,750

Stockholders’ equity	11,762,148	9,084,930

Total liabilities and stockholders’ equity	$16,820,433	$9,597,680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.      PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2002	2001

Expenses
Salaries and employee benefits	$13,200	$14,300
Other expenses	96,595	41,873

Total expenses	109,795	56,173

Loss before income tax benefits and equity in undistributed income of subsidiary	(109,795)	(56,173)

Income tax benefits	(41,400)	(21,197)

Loss before equity in undistributed income of subsidiary	(68,395)	(34,976)

Equity in undistributed income of subsidiary	269,589	971,320

Net income	$201,194	$936,344

CONDENSED STATEMENTS OF CASH FLOWS

	2002	2001

OPERATING ACTIVITIES
Net income	$201,194	$936,344
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiary	(269,589)	(971,320)
Net other operating activities	(23,799)	20,398

Net cash used in operating activities	(92,194)	(14,578)

INVESTING ACTIVITIES
Investment in subsidiary	(1,500,000)	(1,358,000)

Net cash used in investing activities	(1,500,000)	(1,358,000)

FINANCING ACTIVITIES
Repayment of other borrowings	(500,000)	—
Proceeds from other borrowings	5,000,000	500,000
Proceeds from exercise of stock options	2,042,700	27,855

Net cash provided by financing activities	6,542,700	527,855

Net increase (decrease) in cash	4,950,506	(844,723)

Cash at beginning of year	21,220	865,943

Cash at end of year	$4,971,726	$21,220